 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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 MICROSEMI CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 13, 2018
AND PROXY STATEMENT

MICROSEMI CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date & Time:	Tuesday, February 13, 2018, at 10:00 a.m., Pacific Standard Time

Place:	Our corporate offices located at One Enterprise, Aliso Viejo, California 92656

Items of Business:	1.
To elect the nine director nominees named in the attached Proxy Statement to serve until our next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (Proposal 1);

	2.	To approve, on an advisory basis, named executive officer compensation (Proposal 2);
	3.	To vote, on an advisory basis, on the frequency of future advisory votes on named executive officer compensation (Proposal 3);
	4.	To approve a proposal to amend the Microsemi Corporation 2008 Performance Incentive Plan (Proposal 4);
	5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 5); and
	6.	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any adjournments or postponements thereof.

Record Date:	Only stockholders of record at the close of business on December 18, 2017 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.

Proxy Voting:
It is important that all of our stockholders be represented at our Annual Meeting of Stockholders. Stockholders, whether you expect to attend the Annual Meeting of Stockholders in person or not, are urged to vote your shares submitting your proxy as soon as possible. Submitting your proxy or voting instructions does not affect your right to vote in person if you attend the Annual Meeting of Stockholders.

By Order of the Board of Directors,
/s/ David Goren
Aliso Viejo, California	David Goren
December 20, 2017	Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

Stockholders may view the Proxy Statement and our 2017 Annual Report on Form 10-K over the Internet by accessing http://www.envisionreports.com/MSCC. Information on this website does not constitute part of the Proxy Statement and shall not be deemed incorporated by reference therein.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting your shares. For more complete information regarding the Company’s fiscal year 2017 performance, please review the Company’s 2017 Annual Report on Form 10-K.

Meeting Date and Time:	Meeting Place:	Record Date:
Tuesday, February 13, 2018, 10:00 a.m. Pacific Standard Time	Our principal executive offices at One Enterprise, Aliso Viejo, California 92656	December 18, 2017

DIRECTOR NOMINEES

Name	Director Since	Principal Occupation	Independent	Committee Membership
James J. Peterson	2000	Chairman and Chief Executive Officer, Microsemi Corporation		EC
Dennis R. Leibel (Lead Independent Director)	2002	Former President, Leibel and Associates	•	AC, GNC, EC
Kimberly E. Alexy	2016	Principal, Alexy Capital Management	•	CC, GNC
Thomas R. Anderson	2002	Former Vice President and Chief Financial Officer, QLogic Corporation	•	AC, GNC, EC
William E. Bendush	2003	Former Senior Vice President and Chief Financial Officer, Applied Micro Circuits Corporation	•	AC, CC
Richard M. Beyer	2017	Former Chairman and Chief Executive Officer of Freescale Semiconductor, Inc.	•	GNC
Paul F. Folino	2004	Former Executive Chairman and Chief Executive Officer, Emulex Corporation	•	CC
William L. Healey	2003	Former President and Chief Executive Officer, Cal Quality Electronics, Inc.	•	AC, GNC
Matthew E. Massengill	2006	Chairman of the Board, Former Chief Executive Officer and President, Western Digital Corporation	•	CC

AC: Audit Committee	CC: Compensation Committee	EC: Executive Committee	GNC: Governance & Nominating Committee

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

PRACTICE	DESCRIPTION
BOARD COMPOSITION AND ACCOUNTABILITY
Independence	A majority of our Board of Directors must be independent. Currently, 89% of our directors are independent and our standing committees consist exclusively of independent directors.
Lead Independent Director
Our Bylaws and Governance Guidelines require a Lead Independent Director with specific duties and responsibilities to ensure independent oversight of management and our Board of Directors whenever our Chief Executive Officer is also Chairman of the Board of Directors.

Majority Voting	Our Board of Directors adopted a majority voting standard for the election of directors in uncontested elections.
Audit Committee Composition	Each member of our Audit Committee qualifies as an audit committee financial expert.
Stock Ownership Guidelines
We require our directors to own not less than the lesser of (1) 10,000 shares of our common stock, or (2) the number of shares of our common stock that have a fair market value equal to three times the amount of the base annual cash retainer paid by us to the director for service on our Board of Directors.

Director Tenure Policies
Our Governance Guidelines require a director to submit a letter of resignation for consideration by the Governance and Nominating Committee upon (i) reaching the age of 75, and (ii) any material change in the director’s principal occupation or business association, unless such change was previously approved by the Board of Directors.

Director Overboarding Policy
Our Governance Guidelines prohibit directors (other than the Chief Executive Officer) from serving on the board of more than four other public companies. Our Chief Executive Officer is prohibited from serving on the board of more than two other public companies.

STOCKHOLDER RIGHTS
Annual Election of Directors	All of our directors are elected annually by our stockholders.
Single Voting Class	Our common stock is the only class of voting shares outstanding.
No Poison Pill	We do not have a poison pill.
No Supermajority Voting	Stockholders have the right to amend our Bylaws or Charter by a majority vote.

Proxy Summary

COMPENSATION HIGHLIGHTS

Our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

•	Fiscal year 2017 base salary levels for our Named Executive Officers remained the same as their fiscal year 2016 levels.

•
As described in the Proxy Statement for our Annual Meeting of Stockholders held in February 2017, Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018. In fiscal year 2016, Mr. Peterson was issued an equity award that was entirely performance-based, with vesting solely contingent on the company achieving a series of stock price targets that were all significantly higher than the closing price for a share of Company common stock on the Nasdaq Stock Market on the grant date of award and greater than the highest trading price for a share of Company common stock reported on the Nasdaq Stock Market prior to that time.

•
For fiscal year 2017, our Named Executive Officers (other than Mr. Peterson) were granted annual equity awards that consisted three-fourths of performance shares which vest based on our revenue and earnings-per-share growth over multiple periods, as well as our total shareholder return for the three-year award period relative to our direct industry peers, and one-fourth of time-based restricted stock to facilitate retention and promote shareholder alignment and ownership.

•
For fiscal year 2018, we further increased the performance focus of our equity program by granting our Named Executive Officers (other than Mr. Peterson) annual equity awards that consisted entirely of performance shares which vest based on our revenue and earnings-per-share growth over multiple periods, as well as our total shareholder return for the three-year award period relative to our direct industry peers.

•
Our executive bonus program supports the annual and multi-year strategic plan of the Company. The programs for fiscal years 2017 and 2018 measure performance against absolute revenue, earnings per share, and net cash flow goals, which represent key value drivers for our Company. The program also includes a modifier based on our rate of growth for each metric relative to a group of peer companies. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2017 would be made in shares of our common stock rather than cash for each of the Named Executive Officers other than Mr. Peterson. Payments to Mr. Peterson under the bonus program for fiscal year 2017 would be made in cash because of applicable annual individual equity award grant limits in place under the Microsemi Corporation 2008 Performance Incentive Plan. Fiscal year 2017 bonuses for the Named Executive Officers were determined by the Compensation Committee by applying the objective bonus framework of the fiscal year 2017 executive bonus plan to the Company’s actual performance results.

•
Our change-in-control agreements include double-triggers and the applicable severance multiplier is limited to two times. None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control.

•
Our Board of Directors has adopted a clawback policy, which allows the Board of Directors or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

•
Under our stock ownership policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares).

Financial Performance Highlights

FINANCIAL PERFORMANCE HIGHLIGHTS

Financial performance highlights for the Company for the fiscal year 2017 measured under generally accepted accounting principles ("GAAP") and non-GAAP include the following:

•	Record net sales for fiscal year 2017 of $1.81 billion, up 9.5% from the $1.65 billion for fiscal year 2016.

•
Record GAAP gross profit for fiscal year 2017 of $1.16 billion compared to $937.1 million for fiscal year 2016. Non-GAAP gross profit for fiscal year 2017 was $1.16 billion compared to $1.01 billion for fiscal year 2016.

•
Record GAAP gross margin for fiscal year 2017 of 63.9%, up 730 basis points from 56.6% reported for fiscal year 2016. Record Non-GAAP gross margin for fiscal year 2017 was 64.0%, up 310 basis points from 60.9% reported for fiscal year 2016.

•	Record GAAP net income for fiscal year 2017 of $176.3 million or $1.51 per diluted shared. Record non-GAAP net income for fiscal year 2017 of $450.3 million or $3.85 per diluted share.

•	Record GAAP operating cash flows of $474.7 million for fiscal year 2017 compared to $274.6 million for fiscal year 2016.

•	Record free cash flows of $420.0 million for fiscal year 2017 compared to $225.8 million for fiscal year 2016.

•
Our stock price increased by 23% from $41.98 as of fiscal year end 2016 to $51.48 as of fiscal year end 2017 and increased by 27% compared to the Company's closing price on December 18, 2017 of $53.46.

See Appendix A for the definitions of non-GAAP gross profit, gross margin, net income, net income per diluted share and free cash flow, and reconciliations of each of these non-GAAP financial measures to comparable financial measures calculated in accordance with GAAP.

Voting Information

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page
1.	Election of Nine Director Nominees	FOR	9
2.	Advisory Approval of Compensation of Named Executive Officers	FOR	52
3.	Advisory Vote on Frequency of Future Advisory Votes on Compensation of Named Executive Officers	1 YEAR	54
4.	Approval of Amendment to the Microsemi Corporation 2008 Performance Incentive Plan	FOR	55
5.	Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2018	FOR	68
HOW TO CAST YOUR VOTE

Internet	Phone	Mail	In Person
Follow the instructions provided to you in the notice or separate proxy card or voting instruction form.	Follow the instructions provided to you in the separate proxy card or voting instruction form.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

Questions & Answers About the Annual Meeting and Voting Procedures

Our Board of Directors is soliciting your proxy for our Annual Meeting of Stockholders and any and all adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders is to be held at 10:00 a.m., Pacific Standard Time, on February 13, 2018, at the Company's corporate offices located at One Enterprise, Aliso Viejo, California 92656. This Proxy Statement and the accompanying form of proxy is first being mailed or made available to our stockholders on or about December 20, 2017.
What information is contained in this proxy statement?

The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting of Stockholders, the voting process, our Board of Directors and the committees of our Board of Directors, the compensation of directors and of certain executive officers for fiscal year 2017, and other required information. Our 2017 Annual Report on Form 10-K, which includes our audited consolidated financial statements, has also been made available to you.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under the applicable rules of the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2017 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about December 20, 2017, we are mailing the Notice of the Internet Availability of Proxy Materials (the "Notice") to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials, including this Proxy Statement and our 2017 Annual Report on Form 10-K, on the Internet and how stockholders may submit a proxy electronically via the Internet. The Notice also contains instructions on how to receive, free of charge, a printed copy of our proxy materials. If you received the Notice, you will not receive a paper copy of the proxy materials unless you request one.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending the Notice or these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting of Stockholders. If you received a printed set of proxy materials by mail, we have enclosed a proxy card for you to use to vote your shares.
Beneficial Owner
If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice or these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting of Stockholders unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting of Stockholders.

Microsemi Corporation	1

Questions & Answers About the Annual Meeting and Voting Procedures

What items of business will be voted on at the Annual Meeting of Stockholders?

The items of business scheduled to be voted on at the Annual Meeting of Stockholders are:

•
The election of the nine director nominees named in this Proxy Statement to serve until our next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (Proposal 1);

•	Approval, on an advisory basis, of Named Executive Officer (as hereinafter defined) compensation (Proposal 2);

•	Vote, on an advisory basis, on the frequency of future advisory votes on Named Executive Officer compensation (Proposal 3);

•	Approval of an amendment to the Microsemi Corporation 2008 Performance Incentive Plan (the "2008 Plan") (Proposal 4); and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 5).
We will also consider any other business that properly comes before the Annual Meeting of Stockholders or any adjournments or postponements thereof. See Question "What happens if additional matters are presented at the Annual Meeting of Stockholders?" below.
How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares:
"FOR" election of each of the nominees to the Board of Directors (Proposal 1);
"FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2); and
"1 YEAR" with respect to the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 3);
"FOR" the approval of the amendment to the 2008 Plan (Proposal 4); and

"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 5).
What shares can I vote?

Each share of our common stock outstanding as of the close of business on December 18, 2017 (the "record date") is entitled to one vote on each item being voted upon at the Annual Meeting of Stockholders. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank, trustee or other nominee. As of the close of business on the record date, 117,502,519 shares of our common stock were outstanding and entitled to vote at the Annual Meeting of Stockholders.
How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting of Stockholders. Shares held beneficially in street name may be voted in person at the Annual Meeting of Stockholders only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting of Stockholders, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Microsemi Corporation	2

Questions & Answers About the Annual Meeting and Voting Procedures

How can I vote my shares without attending the Annual Meeting of Stockholders?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting of Stockholders. If you are a stockholder of record, you may vote by submitting a proxy to authorize how your shares are voted. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee. For directions on how to vote, please refer to the instructions below and to those included in the Notice or, if you received a printed set of proxy materials, on your proxy card or, for shares held beneficially in street name, the voting instruction form provided by your broker, bank, trustee or other nominee.
On the Internet – Stockholders may submit proxies via the Internet by following the instructions provided in the Notice or, if you received a printed set of proxy materials, on your proxy card or, if your shares are held beneficially in street name, the voting instruction form.
By Telephone – Stockholders of record who receive a printed set of proxy materials may submit proxies by telephone by following the instructions on their proxy card. Most of our stockholders who hold shares beneficially in street name and who receive a printed set of proxy materials may vote by telephone by calling the number specified on the voting instruction form provided by their broker, bank, trustee or other nominee. Please check the voting instruction form for telephone voting availability.
By Mail – Stockholders who receive a printed set of proxy materials may submit proxies or voting instructions by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.
What is the deadline for voting my shares?

If you hold shares as a stockholder of record, your proxy must be received before the commencement of voting at the Annual Meeting of Stockholders, except that if you vote your shares electronically via the Internet or by telephone, your vote by proxy must be received prior to 9:00 p.m., Pacific Standard Time, on the day prior to the Annual Meeting of Stockholders. If you hold shares beneficially in street name with a broker, bank, trustee or other nominee, please comply with the deadlines included in the voting instructions provided by your broker, bank, trustee or other nominee.
May I change or revoke my vote?

You may change or revoke your vote at any time prior to the vote at the Annual Meeting of Stockholders. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at our principal executive offices prior to 9:00 p.m., Pacific Standard Time, on the day prior to the Annual Meeting of Stockholders], or by attending the Annual Meeting of Stockholders and voting in person.
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting of Stockholders and voting in person.
Attendance at the Annual Meeting of Stockholders will not by itself cause your previously granted proxy or voting instructions to be revoked.
What is the voting requirement to approve each of the proposals?

In an uncontested election of directors, directors are elected by a majority of the votes cast. In contested elections, the plurality voting standard applies. An election will be a "contested election" if the Secretary of the Company has received one or more notices that a stockholder or stockholders intend to nominate a person or persons for election to the Board of Directors, which notice(s) purports to be in compliance with our Fourth Amended and Restated Bylaws ("Bylaws") and all such nominations have not been withdrawn by the proposing stockholder(s) on or prior to the 10th day preceding the date we first mail our notice of meeting for such meeting to our stockholders. The election of

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Questions & Answers About the Annual Meeting and Voting Procedures

directors at the Annual Meeting of Stockholders will be uncontested. A "majority of the votes cast" means that the number of shares cast "FOR" a nominee's election exceeds the number of votes cast "AGAINST" that nominee's election (with "abstentions" and "broker non-votes" not counted as a vote cast either "FOR" or "AGAINST" that director's election).
An incumbent director who stands for election to the Board of Directors but who fails to receive a majority of the votes cast in an election that is not a contested election shall tender his or her irrevocable resignation to the Chairman of the Board of Directors or the Secretary of the Company promptly following certification of the election results. The Governance and Nominating Committee, or such other committee designated by the Board of Directors pursuant to the Bylaws, shall consider the facts and circumstances relating to the election and the resignation of such incumbent director and make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the Governance and Nominating Committee's recommendation, and we will publicly disclose the Board of Directors' decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. The Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
Each of the other proposals to be considered at the Annual Meeting of Stockholders requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. However, because the advisory vote on named executive officer compensation (Proposal 2), the advisory vote on the frequency of future advisory votes on Named Executive Officer compensation (Proposal 3) and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 5) are advisory only, the voting results on these matters are not binding on the Company, the Board of Directors or any committee thereof. The Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.  With respect to the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 3), if no frequency option receives the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, the Board of Directors will consider the option receiving the highest number of votes as the preferred frequency option of our stockholders.
How are my votes counted?

For all proposals other than the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 3), you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of the election of each of the nominees to the Board of Directors (Proposal 1), if you "ABSTAIN" from voting with respect to a director nominee, your abstention has no effect on the proposal and will not be counted as a vote cast either "FOR" or "AGAINST" that director’s election. For all proposals other than Proposal 1 and Proposal 3, if you "ABSTAIN" from voting on these other proposals, your abstention has the same effect as a vote "AGAINST" the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. For purposes of the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 3), you may vote "1 YEAR," "2 YEARS," "3 YEARS" or "ABSTAIN." If you "ABSTAIN" from voting on such proposal, your abstention has no effect on the proposal and will not be counted in determining the preferred frequency of future advisory votes on the compensation of our Named Executive Officers. For all proposals, if you submit your proxy or voting instructions without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors ("FOR" each of the nominees to our Board of Directors, "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers, "1 YEAR" on the frequency of future advisory votes on the compensation of our Named Executive Officers, "FOR" the approval of the amendment to our 2008 Plan and "FOR" ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm), and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting of Stockholders.
If you hold shares beneficially in street name through a brokerage account and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a non-routine matter when a broker has not received voting instructions from a beneficial owner and, pursuant to applicable stock exchange requirements, the broker is not permitted to vote on that non-routine matter without instructions from the beneficial owner, but is permitted to exercise discretion to vote shares held by the beneficial owner on at least one

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Questions & Answers About the Annual Meeting and Voting Procedures

other matter at the meeting without instructions from the beneficial owner. Brokers have discretion to vote a beneficial owner’s shares on Proposal 5, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from the beneficial owner. However, brokers do not have discretion to vote a beneficial owner’s shares on any of the other proposals (Proposals 1, 2, 3 and 4), unless the broker has received voting instructions from the beneficial owner. Accordingly, if your shares are held in street name through a brokerage account and you do not submit voting instructions to your broker, your shares will constitute broker non-votes with respect to Proposal 1 (the election of directors), Proposal 2 (the advisory vote on Named Executive Officer compensation), Proposal 3 (the advisory vote on the frequency of future advisory votes on Named Executive Officer compensation) and Proposal 4 (approval of the amendment to our 2008 Plan). Broker non-votes will not be counted in determining the outcome of any of these proposals, but will be counted for purposes of determining whether a quorum (as described below) is present.
How many shares must be present or represented to conduct business at the Annual Meeting of Stockholders?

The quorum requirement for holding and transacting business at the Annual Meeting of Stockholders is that holders of a majority of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy at the Annual Meeting of Stockholders. Shares represented by proxies that reflect abstentions and broker non-votes as described previously in the Question "How are my votes counted?" are counted as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.
If a quorum is not present at the scheduled time of the Annual Meeting of Stockholders, the Annual Meeting of Stockholders may be adjourned until a quorum is present by either the chairman of the meeting or by a vote of stockholders that are present in person or represented by proxy and entitled to vote at the meeting.
What happens if additional matters are presented at the Annual Meeting of Stockholders?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting of Stockholders. If you grant a proxy, the persons named as proxy holders, James J. Peterson and John W. Hohener, will have discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting of Stockholders. If any of the director nominees named in Proposal 1 is unable to serve or for good cause will not stand as a candidate for director or serve as a director if elected, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors or for the balance of the nominees, leaving a vacancy on our Board of Directors, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees named in Proposal 1 will be unable or unwilling to stand as a director candidate or serve as a director if elected.
Who will bear the cost of soliciting votes for the Annual Meeting of Stockholders?

Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. We have also engaged D.F. King & Co., Inc. to assist us in connection with the solicitation of proxies for the Annual Meeting of Stockholders for an estimated fee of $13,000, plus a reasonable amount to cover expenses. We have also agreed to indemnify D.F. King & Co., Inc. against certain liabilities arising out of or in connection with this engagement.
Where can I find the voting results of the Annual Meeting of Stockholders?

We intend to announce preliminary voting results at the Annual Meeting of Stockholders. We will also report voting results by filing a Current Report on Form 8-K with the SEC within four business days following the date of the Annual

Microsemi Corporation	5

Questions & Answers About the Annual Meeting and Voting Procedures

Meeting of Stockholders. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.
How can I attend the Annual Meeting of Stockholders? What do I need for admission?

You are entitled to attend the Annual Meeting of Stockholders only if you were a stockholder or joint holder as of the close of business on December 18, 2017, the record date for the Annual Meeting of Stockholders, or if you hold your shares in street name, if you hold a valid legal proxy for the Annual Meeting of Stockholders. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting of Stockholders. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares beneficially through a broker, bank, trustee or other nominee, you should also provide proof of beneficial ownership on the record date, a copy of the voting instruction form provided by your broker, bank, trustee or other nominee (if you received a printed set of the proxy materials) or other similar evidence of ownership, as well as your photo identification.  We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting of Stockholders.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

Yes. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2019 Annual Meeting of Stockholders may do so by following the procedures described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To be eligible for inclusion, stockholder proposals must be delivered to us no later than August 22, 2018 and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. All proposals should be sent to our Secretary at our principal executive offices.
If you intend to present a proposal at our 2019 Annual Meeting of Stockholders, but you do not intend to have the proposal included in our proxy statement for that meeting, or if you intend to nominate a candidate for election to our Board of Directors, you must deliver notice of your proposal or nomination by following the procedures set forth in Article II, Section 6 of our Bylaws. Your notice must be delivered to our Secretary not earlier than the close of business on October 16, 2018 and not later than the close of business on November 15, 2018. If the notice is not received within these deadlines or does not satisfy the additional notice requirements set forth in Article II, Section 6 of our Bylaws, the proposal or nomination will not be acted upon at the 2019 Annual Meeting of Stockholders.

Microsemi Corporation	6

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the beneficial ownership of our common stock, as of December 18, 2017, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13G/A filed with the SEC. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Directors and Named Executive Officers:
James J. Peterson	213,498		*
Dennis R. Leibel	40,369	(3)	*
Kimberly E. Alexy	8,747		*
Thomas R. Anderson	14,113		*
William E. Bendush	14,248		*
Richard M. Beyer	4,666		*
Paul F. Folino	4,850	(4)	*
William L. Healey	11,613		*
Matthew E. Massengill	17,258	(5)	*
Paul H. Pickle	19,030		*
John W. Hohener	27,234		*
Steven G. Litchfield	142,326		*
David Goren	12,629		*
All directors and executive officers as a group (14 persons)	588,375		*
Greater than 5% Stockholders:

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	11,921,691	(6)	10.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	11,753,680	(7)	10.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	9,174,999	(8)	7.9%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	7,681,842	(9)	6.7%

*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)
We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after December 18, 2017 outstanding for purposes of computing the share amount and the percentage ownership of the person holding the stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as noted in footnotes (1) above and (6) through (9) below, we determine applicable percentage ownership based on 117,502,519 shares of our common stock outstanding as of December 18, 2017.

(3)	Includes 7,000 shares held in a defined benefit plan in which Mr. Leibel has sole voting and investment power.

Microsemi Corporation	7

Stock Ownership of Certain Beneficial Owners and Management

(4)	Includes 3,780 shares held by a trust of which Mr. Folino has sole voting and investment power.

(5)	Includes 15,554 shares held by a trust in which Mr. Massengill shares voting and investment power.

(6)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on July 10, 2017 by T. Rowe Price Associates, Inc. The schedule indicates that, as of June 30, 2017, T. Rowe Price Associates, Inc., had sole voting power over 2,766,340 shares of our common stock and sole dispositive power over 11,921,691 shares of our common stock.

(7)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on January 12, 2017 by BlackRock, Inc. The schedule indicates that, as of December 31, 2016, BlackRock, Inc. had sole voting power over 11,488,715 shares of our common stock and sole dispositive power over 11,753,680 shares of our common stock.

(8)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 10, 2017 by The Vanguard Group, Inc. ("Vanguard") on its own behalf and on behalf of its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The schedule indicates that, as of December 31, 2016, Vanguard had sole voting power over 226,394 shares, shared voting power over 13,032 shares, sole dispositive power 8,941,673 shares and shared dispositive power over 233,326 shares of our common stock.

(9)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 14, 2017 by Waddell & Reed Financial, Inc. ("Waddell & Reed") on its own behalf and on behalf of certain subsidiaries. The schedule indicates that, as of December 31, 2016, Waddell & Reed, together with its subsidiaries, had sole voting power and sole dispositive power over 7,681,842 shares of our common stock.

Microsemi Corporation	8

Proposal 1 – Election of Directors

Our Bylaws allow for a Board of Directors consisting of not fewer than three and up to thirteen directors, with the number being fixed from time to time by the Board of Directors. Our Board of Directors has fixed the number of directors at nine. Our Board of Directors has nominated all nine of our current directors for re-election to our Board of Directors. The nine nominees for election as directors, if elected, will each serve for a term of one year (ending as of the next Annual Meeting of Stockholders) and until their respective successors are elected and qualified.
Nominees for Election
Our nominees for election to our Board of Directors at the Annual Meeting of Stockholders include eight independent directors, as defined by the applicable listing standards of The Nasdaq Stock Market, LLC (the "Nasdaq Stock Market"), and one current member of management. Each of the nominees is currently a member of our Board of Directors and has consented to be named in this Proxy Statement and to serve if elected. Subsequent to our 2017 Annual Meeting of Stockholders, Mr. Beyer was identified as a potential candidate by the Governance and Nominating Committee, which evaluated, reviewed and recommended Mr. Beyer to the Board for nomination by the Board of Directors. The Board of Directors met, discussed and approved the Governance and Nominating Committee’s recommendation on September 5, 2017. In the event that, before the Annual Meeting of Stockholders, any of the nominees for director should become unable to serve or for good cause will not serve if elected, the proxy holders may vote for a substitute nominee nominated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. Our Board of Directors has no reason to believe that any of the nominees will be unwilling or unable for good cause to serve if elected as a director.
The names and other information of each of the nine nominees below contains information regarding the nominee’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years, if applicable, and the experiences, qualifications, attributes or skills that the Governance and Nominating Committee and the Board of Directors used to determine that the person should serve as a director.

Name	Age	Position With the Company	Director Since
James J. Peterson	62	Chairman of the Board & Chief Executive Officer	2000
Dennis R. Leibel	73	Lead Independent Director	2002
Kimberly E. Alexy	47	Director	2016
Thomas R. Anderson	73	Director	2002
William E. Bendush	68	Director	2003
Richard M. Beyer	69	Director	2017
Paul F. Folino	72	Director	2004
William L. Healey	73	Director	2003
Matthew E. Massengill	56	Director	2006

James J. Peterson

James J. Peterson has been our chairman of the board and chief executive officer since November 2013 and was our president and chief executive officer from 2000 to November 2013. He served as president of LinFinity Microelectronics, Inc., a manufacturer of linear and mixed signal integrated from 1997 to 1999 and as its vice president of sales from 1996 to 1997. We acquired LinFinity Microelectronics, Inc. in 1999. Prior to joining LinFinity Microelectronics, Inc., Mr. Peterson served as senior vice president, worldwide sales & corporate communications of Texas Instruments Storage Products Group from 1984 to 1996.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Peterson possesses significant experience in our industry and contributes detailed knowledge of our Company’s strategy and operations to the Board of Directors.

Microsemi Corporation	9

Proposal 1 – Election of Directors

Dennis R. Leibel

Dennis R. Leibel has been our lead independent director since November 2013 and was our chairman of the board from 2004 to November 2013. Mr. Leibel is currently a retired financial and legal executive, private investor and consultant. He previously held senior positions at management consulting firms Leibel and Associates and Esquire Associates LLC. Mr. Leibel served in senior positions at AST Research, Inc., a desktop, mobile and server PC manufacturer, including senior vice president of Legal and Administration, treasurer and general counsel, from 1985 to 1996. Prior to joining AST Research, Inc., Mr. Leibel served in senior positions at Smith International, Inc., a diversified oilfield services company, including director of taxes, vice president of tax and financial planning and vice president of finance. During his tenure at AST Research, Inc. and Smith International, Inc., both companies were members of the Fortune 500. Mr. Leibel was a Director of Commerce Energy Group, Inc. an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008 and was a Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, from 2006 to 2011.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Leibel brings to the Board of Directors long-term experience in legal, tax and financial matters and experience as a member of senior management within a large organization.

Kimberly E. Alexy

Kimberly E. Alexy currently serves as the principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, Ms. Alexy was senior vice president and managing director of Equity Research for Prudential Securities, the financial services arm of Prudential Financial, Inc., where she served as principal technology hardware analyst for the firm. Prior to joining Prudential Securities, Ms. Alexy was vice president of Equity Research at Lehman Brothers, where she covered the computer hardware sector, from 1995 to 1998, and assistant vice president of Corporate Finance at Wachovia Bank from 1993 to 1995. Ms. Alexy has been a director of CalAmp Corp., a provider of telematics solutions based in Irvine, California, since 2008, Five9, Inc., a provider of cloud contact center software based in San Ramon, California, since 2013, FireEye, Inc., an enterprise cybersecurity company based in Milpitas, California, since 2015, and Alteryx, Inc., a self-service data analytics software provider based in Irvine, California, since 2017. She previously served as a Director of SMART Modular Technologies (WWH), Inc., a memory module and solid state drive manufacturer based in Newark, California, from 2009 to 2011, Southwest Water Company, a water and wastewater utility, from 2009 to 2010, Dot Hill Systems Corp., a storage systems company based in Carlsbad, California, from 2005 to 2010, and VIZIO, Inc., a privately-held consumer electronics company based in Irvine, California, from 2015 to 2017.

Specific Qualifications, Attributes, Skills and Experience:
Ms. Alexy brings to the Board of Directors accounting expertise, extensive experience on public company boards and experience in the financial services industry as an investment professional.

Thomas R. Anderson

Thomas R. Anderson is currently a retired executive and private investor. He served as vice president and chief financial officer of QLogic Corporation, a storage networking technology supplier, from 1993 to 2002. Prior to joining QLogic Corporation, he was corporate senior vice president and chief financial officer of Distributed Logic Corporation, a manufacturer of tape and disk controllers and computer subsystems from 1990 to 1992.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Anderson brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former chief financial officer of public companies.

Microsemi Corporation	10

Proposal 1 – Election of Directors

William E. Bendush

William E. Bendush is currently a retired executive and private investor. He served as senior vice president and chief financial officer of Applied Micro Circuits Corporation, an information technology products supplier, from 1999 to 2003. Prior to joining Applied Micro Circuits Corporation, Mr. Bendush served in varying senior financial positions, including senior vice president and chief financial officer, at Silicon Systems, Inc., a manufacturer of semiconductors for the telecommunications and data storage markets, from 1985 to 1999. Mr. Bendush has been a director of Cohu, Inc., an equipment manufacturer for the semiconductor industry based in Poway, California, since 2011 and was a director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Bendush brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former chief financial officer of a public company.

Richard M. Beyer

Richard M. Beyer was chairman and chief executive officer of Freescale Semiconductor, Inc., a designer and manufacturer of embedded semiconductors, from 2008 through 2012 and served as a director with Freescale until 2013. Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and a director of Intersil Corporation, a designer and manufacturer of high performance analog solutions, from 2002 to 2008. He has also previously served in executive management roles at FVC.com, VLSI Technology, and National Semiconductor Corporation. He served on the board of directors of Analog Devices, Inc. from 2013 to 2017 and currently serves as chairman of the board of Dialog Semiconductor and a member of the board of directors of Micron Technology, Inc.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Beyer brings to the Board of Directors experience as the chief executive officer and a director at leading technology companies which has given him expertise in the technology industry as well as business operations, finance, corporate development, corporate governance and management.

Paul F. Folino

Paul F. Folino was the executive chairman of the board of Emulex Corporation, an information technology products manufacturer, from 2006 to 2011 and was a director of Emulex Corporation from 1993 to 2015. He was chairman of the board of Emulex Corporation from 2002 to 2006 and its chief executive officer from 1993 to 2006. Prior to joining Emulex Corporation, Mr. Folino served as President and Chief Executive Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products from 1991 to 1993. Mr. Folino has been a director since 2011 and chairman of the board since 2014 of CoreLogic, Inc., a provider of consumer, financial and property information, analytics and services to business and government based in Irvine, California, a director of Lantronix, Inc., a provider of smart machine-to-machine connectivity solutions based in Irvine, California, since 2012, and serves as a member of the board of directors or as a trustee of a number of non-profit organizations.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Folino brings to the Board of Directors business and leadership experience in the technology industry, including experience as a public company chief executive officer in the technology industry.

Microsemi Corporation	11

Proposal 1 – Election of Directors

William L. Healey

William L. Healey is currently a business consultant and private investor. From 2002 to 2005, he served as president and chief executive officer of Cal Quality Electronics, Inc., an electronics manufacturer. From 1999 to 2002, Mr. Healey was a business consultant and private investor. He served as chairman of the board of Smartflex Systems, an electronics manufacturer, from 1996 to 1999 and as its president and chief executive officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, Inc., including senior vice president of operations. Mr. Healey has been a director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997 and a Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, from 2007 to 2013 and its Chairman of the Board from 2010 to 2013.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Healey brings to the Board of Directors expertise in strategic planning and operations, experience as a former public company chief executive officer in the electronics sector and experience from service on the boards of directors of several public companies.

Matthew E. Massengill

Matthew E. Massengill is the chairman of the board of Western Digital Corporation, a computer storage technology provider, a position he also held from 2001 to 2007. He also served as Western Digital Corporation’s executive chairman of the board from 2005 to 2007, its chief executive officer from 2000 to 2005 and its president from 2000 to 2002. Mr. Massengill has been a director of Western Digital Corporation since 2000. He was also a director of GT Advanced Technologies, Inc. from 2008 to 2016.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Massengill brings to the Board of Directors technical training and business and leadership experience in the technology industry, including experience as a public company chief executive officer in the technology industry and service on the boards of directors of several public companies.

Vote Required

Each director nominee will be elected at the Annual Meeting of Stockholders if the nominee receives a majority of the votes cast with respect to the nominee's election (that is, the number of votes cast "FOR" the nominee must exceed the number of votes cast "AGAINST" the nominee).

☑	The Board of Directors recommends a vote FOR the election of each of the nominees listed above.

Microsemi Corporation	12

Executive Officers

Executive officers are appointed on an annual basis by our Board of Directors and serve at the discretion of the Board of Directors. The names and other information concerning our executive officers (other than James J. Peterson) are set forth below. The information regarding James J. Peterson is provided under the heading "Election of Directors" above.

Name	Age	Position With the Company	Executive Officer Since
Paul H. Pickle	47	President and Chief Operating Officer since 2013; Executive Vice President, Integrated Circuits Group from 2012 to 2013; Senior Vice President and General Manager, Analog and SoC Products from 2011 to 2012; Vice President and General, Analog Mixed Signal Products Group from 2009 to 2011; Vice President, Worldwide Applications Engineering from 2004 to 2009.	2013
John W. Hohener	62	Executive Vice President, Chief Financial Officer and Treasurer from 2017; Executive Vice President, Chief Financial Officer, Secretary and Treasurer from 2009 to 2017; Vice President, Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007.	2006
Steven G. Litchfield	48	Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President-Analog Mixed Signal Group from 2006 to 2009; Vice President-Corporate Marketing & Business Development from 2003 to 2006; Director of Business Development from 2001 to 2003.	2003
David Goren	59	Senior Vice President, Business Affairs, Legal, Compliance and Secretary from 2017; Senior Vice President, Business Affairs, Legal and Compliance from 2012 to 2017; Vice President, Legal since 2007; General Counsel, PowerDsine, Ltd. (acquired by Microsemi), from 2002 to 2007.	2012
Frederick C. Goerner	69	Executive Vice President of Worldwide Sales and Marketing since 2015. Senior Vice President of Worldwide Sales from 2011 to 2015; Senior Vice President of Marketing, Sales, and Business Development at Quartics Inc., a fabless semiconductor and software company that provides video processing solutions, based in Irvine, California, from 2010 to 2011; President and Chief Executive Officer of Patriot Scientific Corporation, a provider of data sharing and secure data software solutions, based in Carlsbad, California, from 2008 to 2009.	2016

Microsemi Corporation	13

Corporate Governance, Board Meetings & Committees

Corporate Governance

Corporate Governance Guidelines and Code of Ethics
Our Board of Directors believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board of Directors, the Board of Directors’ decision-making processes, Board of Directors' meetings and involvement of management and the Board of Directors’ standing committees, and procedures for appointing a Lead Independent Director and members of the committees. In addition, our Board of Directors has adopted a Code of Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our "code of conduct" within the meaning of the listing standards of the Nasdaq Stock Market.
Our Code of Ethics and Corporate Governance Guidelines are available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. To the extent required by the applicable rules of the SEC, waivers from, and amendments to, our Code of Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, will be timely posted on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com.
Director Independence
Our Governance Guidelines provide that a majority of the Board of Directors and all members of the Audit, Compensation, and Governance and Nominating Committees of the Board of Directors will be independent. On an annual basis, each director or executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of each director’s business and personal activities as they may relate to the Company, including any transactions with us in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Following completion of these questionnaires, the Board of Directors, with the assistance of the Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for "independence" as established by the Nasdaq Stock Market and after consideration of any material relationship a director may have with the Company.
In December 2017, our Board of Directors affirmatively determined that Dennis R. Leibel, Kimberly E. Alexy, Thomas R. Anderson, William E. Bendush, Richard M. Beyer, Paul F. Folino, William L. Healey and Matthew E. Massengill are independent directors, as "independence" is defined under applicable listing standards of the Nasdaq Stock Market. Mr. James J. Peterson is not an independent director since he serves full-time as our Chairman of the Board and Chief Executive Officer.
Board Leadership Structure
Our Bylaws and Governance Guidelines provide that (1) the offices of Chairman and Chief Executive Officer are not required to be separated, and (2) if the Chairman of the Board of Directors is not an independent director, the independent directors may choose from among their members a Lead Independent Director. Currently, Mr. Peterson, our Chief Executive Officer, serves as Chairman of the Board of Directors and Mr. Leibel serves as Lead Independent Director.
The Lead Independent Director’s duties and responsibilities include, but are not limited to, the following: preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors, and has authority to call meetings of the independent directors; serve as liaison between the Chairman and the independent directors; approve, in consultation with the Chairman, the agenda for meetings of the Board of Directors and an appropriate schedule for meetings of the Board of Directors and its committees; approve information sent to the Board of Directors; and, where necessary, be available for consultation and direct communications with our stockholders.
We do not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be combined or separated. Rather, our Bylaws and Governance Guidelines retain flexibility for the Board of Directors to choose

Microsemi Corporation	14

Corporate Governance, Board Meetings & Committees

its Chairman in any way that it deems best for the Company at any given time, and our Board of Directors periodically reviews the appropriateness and effectiveness of its leadership structure. Although we have in the past separated the roles of Chairman and Chief Executive Officer, the Board of Directors believes that having Mr. Peterson serve in both these roles, coupled with strong independent director leadership, which has been enhanced by the appointment of a Lead Independent Director, is the most appropriate and effective board leadership structure for us at this time.
Board Oversight of Enterprise Risk
Our Board of Directors is responsible for the oversight of enterprise risk and review of our management’s processes for identifying, evaluating, managing, monitoring and mitigating risk to the Company. Management is responsible for establishing these processes, including activities to manage day-to-day risk of our business and operations. Management regularly discusses these topics with our Board of Directors, specifically in relation to our business outlook, strategy and operations. The Board of Directors considers its role in risk management to be of high importance and seeks to ensure that there is an appropriate balance of risk and opportunity.
Our Board of Directors conducts executive sessions of independent directors at each regularly-scheduled meeting. Our Board of Directors believes that these sessions promote open discussions among the independent directors and facilitate its oversight role as it relates to its enterprise risk management assessments.
Committees of the Board of Directors have oversight responsibilities with regard to risk management within each committee’s area of responsibility. These risks may be specified in a committee charter or periodically identified by the committees.
Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described under "Board Leadership Structure" above.
Compensation Risk Assessment
We have reviewed our compensation programs to determine whether they encourage unnecessary or excessive risk taking and we have concluded that they do not. In making our assessment, during fiscal year 2017, the Compensation Committee engaged Exequity, LLP ("Exequity"), its independent compensation consultant, to provide a compensation risk overview which was considered in our risk assessment.
We believe that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage short-term risk taking at the expense of long-term results. While the Company’s performance-based cash bonuses are generally based on annual results, the amount of such bonuses is generally capped and represents only a portion of each individual’s overall total compensation opportunities. The Company also generally has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.
As to our compensation arrangements for our executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking as base salaries are fixed in amount and thus do not encourage risk taking. While the Company’s annual incentive program requires that the Company achieve specified operating performance goals in order for cash bonuses and equity awards to be granted to executives under the program, the Compensation Committee determines the actual amount of each executive’s cash bonus and equity grant based on multiple Company and individual performance criteria as described below. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk taking.
In addition, a significant portion of the compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

Microsemi Corporation	15

Corporate Governance, Board Meetings & Committees

Communicating with Directors
Stockholders may send communications to any director(s), our entire Board of Directors, or any committee of the Board of Directors via U.S. Mail to the following address: Microsemi Corporation, Attention: Lead Independent Director, One Enterprise, Aliso Viejo, California 92656. All communications received will be opened by the Secretary or his designee for the sole purpose of determining whether the contents represent a message to our directors. The Secretary or his designee will forward copies of all correspondence that, in the opinion of the Secretary or his designee, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board of Directors.
Meetings and Attendance

During fiscal year 2017, our Board of Directors held a total of eleven regularly scheduled or special meetings. No director attended less than 75% of the total number of meetings of the Board of Directors and of all committees on which the director served during the period that he or she served during fiscal year 2017.
All of our directors in office at the time attended our 2017 Annual Meeting of Stockholders. Our Board of Directors encourages each director to make every reasonable effort to attend our Annual Meeting of Stockholders.
Committees

Our Board of Directors has standing Audit, Compensation, Governance and Nominating, and Executive Committees. Each of these committees operates pursuant to a written charter that is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. Our Board of Directors typically determines the membership of these committees at its organizational meeting held immediately after the Annual Meeting of Stockholders. The following table identifies the current members in the committees of our Board of Directors:

Name		Audit	Compensation	Governance & Nominating	Executive
James J. Peterson
Dennis R. Leibel	L I
Kimberly E. Alexy	I
Thomas R. Anderson	I
William E. Bendush	I
Richard M. Beyer	I
Paul F. Folino	I
William L. Healey
Matthew E. Massengill	I

L: Lead Independent Director	I: Independent Director	: Financial Expert
: Committee Chairperson	: Committee Member
Audit Committee
The Audit Committee consisted of directors Thomas R. Anderson (Chair), William E. Bendush, William L. Healey and Dennis R. Leibel during all of fiscal year 2017. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent as defined under applicable listing standards of the Nasdaq Stock Market and applicable rules of the SEC. The Board of Directors has also determined that each of Messrs. Anderson, Bendush, Healey and Leibel is an "audit committee financial expert" as defined by rules of the SEC. The Audit Committee held six meetings during fiscal year 2017.
The Audit Committee reviews matters relating to our internal and external audits, financial statements and systems of internal controls. The primary responsibility of the Audit Committee is to retain and confirm the independence of our independent registered public accounting firm, review the scope and results of audit and non-audit assignments

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Corporate Governance, Board Meetings & Committees

and review the adequacy of financial reporting processes, internal controls and policies with respect to risk assessment and risk management. Our internal audit department reports directly to the Audit Committee and performs procedures to identify and evaluate risks. Our internal audit department also recommends risk management controls, continually monitors the effectiveness of these controls, and conducts internal financial and operational reviews. Our Audit Committee meets with the Chief Financial Officer and internal audit department on at least a quarterly basis. The Audit Committee also routinely meets with the internal audit department in private sessions throughout the year to ensure independence of the internal audit department.
The Audit Committee also meets with our independent registered public accounting firm on at least a quarterly basis. Meetings with our independent registered public accounting firm are held both in the presence of management and in executive session without the presence of management. Our independent registered public accounting firm also has direct access to the Audit Committee.
The Audit Committee also prepares an annual Audit Committee Report and meets to conduct reviews of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee’s procedures include, among other things, a review of the financial statements, disclosures and risk factors in the filing with management, our internal audit department and our independent registered public accounting firm. In addition, the Audit Committee is responsible for establishing procedures for the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters and the receipt, retention and treatment of complaints regarding accounting or auditing matters.
Compensation Committee
The Compensation Committee consisted of directors Kimberly E. Alexy, William E. Bendush, Paul F. Folino and Matthew E. Massengill (Chair) during all of fiscal year 2017. Our Board of Directors has affirmatively determined that each of the members of the Compensation Committee is independent as defined under applicable listing standards of the Nasdaq Stock Market. The Compensation Committee held seven meetings during fiscal year 2017.
Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•
approving goals relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	approving all compensation arrangements for our other executive officers;

•
making recommendations to the Board of Directors with respect to, and overseeing the administration of, our incentive and equity-based compensation plans and all compensation arrangements for members of the Board of Directors and of committees of the Board of Directors;

•	helping to ensure that our compensation policies and practices create a direct relationship between executive compensation and performance and allow us to recruit and retain superior talent; and

•
reviewing the "Compensation Discussion and Analysis" section and recommending to our Board of Directors that such section be included in this proxy statement and incorporated by reference into the annual report, and preparing the Report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. Except as noted below, the Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does provide input to the Compensation Committee regarding the performance of our other executive officers and make recommendations to the Compensation Committee with respect to their compensation.
The Board of Directors has appointed a Special Committee to make equity award grants to our employees other than executive officers in connection with the hiring, promotion or retention of these employees or otherwise consistent with budgets established from time to time by the Compensation Committee. Mr. Peterson is currently the sole member of this committee.

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Corporate Governance, Board Meetings & Committees

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal year 2017, the Compensation Committee retained Exequity as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. Except for the consulting services provided to the Compensation Committee, Exequity did not perform any other services for the Company or its management. The Compensation Committee has assessed the independence of Exequity and concluded that its engagement of Exequity does not raise any conflict of interest with the Company or any of its directors or executive officers. The Compensation Committee made its compensation decisions during fiscal year 2017, including decisions with respect to our Named Executive Officers’ compensation, after consultation with Exequity. Exequity advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay), setting compensation levels and determining whether our compensation programs present unnecessary or excessive risk taking. Exequity also reviewed and identified our appropriate peer group companies for fiscal year 2017 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or the Board of Directors.
Governance and Nominating Committee
The Governance and Nominating Committee consisted of directors Kimberly E. Alexy, Thomas R. Anderson, William L. Healey and Dennis R. Leibel (Chair) during all of fiscal year 2017. In addition, Richard M. Beyer joined the Governance and Nominating Committee upon his appointment to our Board of Directors on September 5, 2017. Our Board of Directors has affirmatively determined that each of the members of the Governance and Nominating Committee is independent as defined under applicable listing standards of the Nasdaq Stock Market. The Governance and Nominating Committee considers matters related to the selection of individuals to be nominated for election to our Board of Directors, the orientation and continuing education of our directors, our annual Board of Directors and committee self-evaluations and our corporate governance policies. The Governance and Nominating Committee held four meetings in fiscal year 2017.
In its risk oversight responsibility, the Governance and Nominating Committee periodically reviews our Governance Guidelines and updates these guidelines as necessary. The Governance and Nominating Committee also reviews compliance with our Governance Guidelines and insider trading policy and results of our Board of Directors’ self-evaluation processes.
Whenever a vacancy occurs on our Board of Directors, the Governance and Nominating Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to our Board of Directors at each Annual Meeting of Stockholders and for recommending and evaluating Board of Director committee assignments. In identifying and evaluating possible candidates for election as a director, the Governance and Nominating Committee considers factors related to the general composition of the Board of Directors as well as specific selection criteria related to the character and capacities of the individual candidates. We believe that the diversity of experience and background of our Board of Directors increases its ability to oversee enterprise risk.
While the Governance and Nominating Committee has no specific minimum qualifications in evaluating a director candidate, the Governance and Nominating Committee charter provides, among other things, that our Board of Directors should be composed of directors who will bring to the Board a variety of experience and backgrounds and who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, and that our Chief Executive Officer should normally be one of our directors. The Governance and Nominating Committee Charter also provides that, in considering possible candidates for election to our Board of Directors, the Governance and Nominating Committee and other directors should be guided in general by the composition guidelines established above and by, among other things, that each director: (1) should be chosen without regard to sex, race, age, religion or national origin; (2) should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others; (3) should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director; (4) should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (5) should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director. The Governance and

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Corporate Governance, Board Meetings & Committees

Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but from time to time looks for individuals with specific qualifications so that the Board of Directors as a whole may maintain an appropriate diversity of experience and background.
A stockholder may recommend a director candidate to the Governance and Nominating Committee by delivering a written notice to our Secretary at our principal executive offices that includes the resume of the person being recommended and a statement in writing of the reasons why the person being recommended is well qualified and that the person is ready, willing and able to serve as a director. The Governance and Nominating Committee may request additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. The Governance and Nominating Committee will review, investigate and recommend to the Board of Directors whether it should accept or reject for election to the Board of Directors each candidate suggested by any stockholder of the Company. The Governance and Nominating Committee will evaluate the director candidate in the same manner and using the same criteria as used for any other director candidate. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next Annual Meeting of Stockholders. Stockholders who desire to recommend candidates for consideration by our Board of Directors in connection with the next Annual Meeting of Stockholders should submit their written recommendation no later than the last day of the fiscal year preceding the year of that meeting.
Executive Committee
The Executive Committee consisted of directors Thomas R. Anderson, Dennis R. Leibel and James J. Peterson (Chair) for the entire fiscal year 2017. The Executive Committee may act on behalf of the Board of Directors in such areas as specifically designated and authorized at a preceding meeting of the Board of Directors, or in areas requiring extraordinary or expeditious action when the entire Board of Directors cannot be convened, except with respect to actions specifically reserved to the Board of Directors itself or any actions that are specifically prohibited from being delegated to a Board committee by law, by our Bylaws or in resolutions adopted by the Board of Directors as then in effect. There were no meetings of the Executive Committee in fiscal year 2017.

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Director Compensation

Director Compensation Table for Fiscal Year 2017

The following table presents information regarding the compensation paid for fiscal year 2017 to members of our Board of Directors who are not also our employees (referred to as "Non-Employee Directors"). The compensation paid to Mr. Peterson, who is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (1) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Kimberly E. Alexy	$82,000	$190,459	$—	$—	$—	$—	$272,459
Thomas R. Anderson	$109,500	$190,459	$—	$—	$—	$—	$299,959
William E. Bendush	$97,000	$190,459	$—	$—	$—	$—	$287,459
Richard M. Beyer (3)	$15,000	$231,060	$—	$—	$—	$—	$246,060
Paul F. Folino	$80,500	$190,459	$—	$—	$—	$—	$270,959
William L. Healey	$94,500	$190,459	$—	$—	$—	$—	$284,959
Dennis R. Leibel	$160,500	$190,459	$—	$—	$—	$—	$350,959
Matthew E. Massengill	$92,000	$190,459	$—	$—	$—	$—	$282,459

(1)
The amounts reported in the "Stock Awards" column of the table above reflect the fair value on the grant date of the stock awards granted to our Non-Employee Directors during fiscal year 2017 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. Pursuant to our Non-Employee Director compensation program, we granted each of our Non-Employee Directors then in office 3,572 fully-vested shares of our common stock on February 14, 2017 (the date of our 2017 Annual Meeting of Stockholders). The fair value on the grant date of the stock awards granted to Non-Employee Directors was determined based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant which was $53.32. In accordance with our Non-Employee Director compensation program, the number of shares subject to each of these awards was determined by dividing a fixed dollar amount of $195,000 by the average closing price of a share of our common stock on the Nasdaq Stock Market over a period of twenty consecutive trading days ending on the date of grant which was $54.59. Accordingly, the dollar amount reported in the table above is different from the fixed dollar amount used to calculate the number of shares to be subject to these awards. Pursuant to our Non-Employee Director compensation program, Mr. Beyer was granted 4,666 fully-vested shares of our common stock upon his appointment to the Board on September 5, 2017. The fair value on the grant date of the stock award granted to Mr. Beyer was determined based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant which was $49.52. In accordance with our Non-Employee Director compensation program, the number of shares subject to the award was determined by dividing $231,548 (the fixed dollar amount for his initial equity award grant calculated as described below under "Equity Awards") by the average closing price of a share of our common stock on the Nasdaq Stock Market over a period of twenty consecutive trading days ending on the date of grant which was $49.62. For additional information on the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in the Stock-Based Compensation footnote to the Company’s Consolidated Financial Statements, included as part of the Company’s 2017 Annual Report on Form 10-K, filed with the SEC. No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal year 2017.

(2)	As of October 1, 2017, none of our Non-Employee Directors held any outstanding and unexercised option awards or unvested stock awards.

(3)	Mr. Beyer joined the Board of Directors on September 5, 2017.
Director Compensation Policy

The Board has adopted the following policies for compensating our Non-Employee Directors for their service to the Board. The Board may revise these policies from time to time.
Cash Compensation
For fiscal year 2017, each Non-Employee Director was paid an annual cash retainer of $60,000. A Non-Employee Director who served as the Independent Chair of the Board or the Lead Independent Director was entitled to an additional cash retainer of $60,000 annually while serving in that position. The Chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive additional annual retainers of $15,000, $10,000, and $7,500, respectively, while serving in these positions. In addition, the members of the Audit

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Director Compensation

Committee, the Compensation Committee and the Governance and Nominating Committee (including in each case the Chair of the committee) receive additional annual retainers of $12,000, $10,000 and $7,500, respectively. In the event a Non-Employee Director attends more than eight meetings of the Board or of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee in a particular fiscal year (whether such attendance is in person or by telephone and regardless of the length of the meeting), the director receives a $1,500 fee for each meeting of the Board or the Board committee, as applicable, attended in excess of eight meetings during that fiscal year (in the case of committee meetings, only if the director is a member of the applicable committee). No additional compensation is paid for actions taken by the Board or any committee by written consent.
Equity Awards
Our director compensation policy is designed to further link the interests of directors with those of our stockholders through awards of our common stock. Under the policy the number of shares of our common stock to be awarded to a Non-Employee Director on a particular grant date is determined by dividing a pre-established grant date value (expressed in dollars) by the average closing price (the "Average Closing Price") of a share of our common stock on the Nasdaq Stock Market over a period of twenty consecutive trading days ending with the grant date (or on the immediately preceding trading day if the grant date is not a trading day). We believe this approach provides our directors with consistent levels of equity-based compensation each year when measured based on grant-date values. Each award of our common stock to a Non-Employee Director is fully vested at grant.
The annual grant date value used to determine the number of shares of our common stock to award to each of our continuing Non-Employee Directors for fiscal year 2017 was $195,000. The Board determined that the equity awards granted to our Non-Employee Directors for fiscal year 2017 would be made at our 2017 Annual Meeting of Stockholders. Accordingly, on February 14, 2017, each of our Non-Employee Directors in office at that time was awarded 3,572 shares of our common stock, which was determined by dividing a grant date value of $195,000 by the Average Closing Price on that date which was $54.59.
A new Non-Employee Director appointed or elected to the Board will be granted an award of our common stock on the date the director first becomes a member of the Board. Currently, the number of shares subject to this initial grant is determined by dividing (1) the sum of $145,000 plus (if the director takes office other than on the date of an Annual Meeting of Stockholders) a pro-rata portion of the regular $195,000 annual equity award grant value (to account for the period of time remaining in the year before the next regular annual equity award grant for our Non-Employee Directors) by (2) the Average Closing Price as of that date. For example, if a new Non-Employee Director first joined the Board six months after the last Annual Meeting of Stockholders, the Non-Employee Director would receive a number of shares of our common stock equal to $242,500 (the initial fixed grant amount of $145,000 plus a pro-rata portion of the $195,000 annual grant amount to account for the fact that the director joined the Board mid-year) divided by the Average Closing Price on the date the director joins the Board.
All of our Non-Employee Directors will be reimbursed by the Company for their reasonable travel, lodging and meal expenses incident to meetings of the Board or committees of the Board or in connection with other Board related business.
Director Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for our directors. Each director shall, by August 5, 2014 or within five years after first becoming a member of the Board, whichever occurs later, own a number of shares of our common stock not less than the lesser of (1) 10,000 shares, or (2) a number of shares that have a fair market value equal to three times the amount of the base annual retainer (determined before taking into account any additional cash retainers paid, such as any additional retainer for serving as Lead Independent Director, on a Committee of the Board of Directors or as the Chair of a Committee of the Board of Directors) paid by us to the director for service on our Board of Directors. The closing price of a share of the Company’s common stock on the Nasdaq Stock Market on December 18, 2017 was $53.46. At that price, the value of 10,000 shares of our common stock (the stock ownership guideline) was approximately 8.9 times the current $60,000 base annual retainer paid to our Non-Employee Directors. As of the date of filing of this Proxy Statement, each of our Non-Employee Directors either has satisfied the policy or has additional time remaining under the policy in which to meet these guidelines.

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Executive Compensation

Compensation Discussion & Analysis

This section explains Microsemi’s executive compensation program as it relates to the following "Named Executive Officers" of the Company:

Name	Position With the Company
James J. Peterson	Chairman of the Board and Chief Executive Officer
Paul H. Pickle	President and Chief Operating Officer
John W. Hohener	Executive Vice President, Chief Financial Officer and Treasurer
Steven G. Litchfield	Executive Vice President and Chief Strategy Officer
David Goren	Senior Vice President, Business Affairs, Legal, Compliance and Secretary
Fiscal Year 2017 Highlights

The compensation program for our Named Executive Officers is tied to performance. Financial performance highlights for the Company for the fiscal year 2017 measured under GAAP and non-GAAP include the following:

•	Record net sales for fiscal year 2017 of $1.81 billion, up 9.5% from the $1.65 billion for fiscal year 2016.

•
Record GAAP gross profit for fiscal year 2017 of $1.16 billion compared to $937.1 million for fiscal year 2016. Non-GAAP gross profit for fiscal year 2017 was $1.16 billion compared to $1.01 billion for fiscal year 2016.

•
Record GAAP gross margin for fiscal year 2017 of 63.9%, up 730 basis points from 56.6% reported for fiscal year 2016. Record Non-GAAP gross margin for fiscal year 2017 was 64.0%, up 310 basis points from 60.9% reported for fiscal year 2016.

•	Record GAAP net income for fiscal year 2017 of $176.3 million or $1.51 per diluted shared. Record non-GAAP net income for fiscal year 2017 of $450.3 million or $3.85 per diluted share.

•	Record GAAP operating cash flows of $474.7 million for fiscal year 2017 compared to $274.6 million for fiscal year 2016.

•	Record free cash flows of $420.0 million for fiscal year 2017 compared to $225.8 million for fiscal year 2016.

•
Our stock price increased by 23% from $41.98 as of fiscal year end 2016 to $51.48 as of fiscal year end 2017 and increased by 27% compared to the Company's closing price on December 18, 2017 of $53.46.

See Appendix A for the definitions of non-GAAP gross profit, gross margin, net income per diluted share and free cash flow, and reconciliations of each of these non-GAAP financial measures to comparable financial measures calculated in accordance with GAAP.
Our fiscal year 2017 executive compensation highlights include the following:

•	Fiscal year 2017 base salary levels for our Named Executive Officers remained the same as their fiscal year 2016 levels.

•
As described in the Proxy Statement for our Annual Meeting of Stockholders held in February 2017, Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018. In fiscal year 2016, Mr. Peterson was issued an equity award that was entirely performance-based, with vesting solely contingent on the company achieving a series of stock price targets that were all significantly higher than the closing price for a share of Company common stock on the Nasdaq Stock Market on the grant date of award and greater than the highest trading price for a share of Company common stock reported on the Nasdaq Stock Market prior to that time.

•
As illustrated in the chart on page 26, an average of 88% of the fiscal year 2017 total compensation opportunity for each of our Named Executive Officers other than Mr. Peterson was performance-based and/or linked to

Microsemi Corporation	22

Executive Compensation

the value of the Company’s common stock. For Mr. Peterson, this percentage was lower than the other Named Executive Officers because he did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018.

•
The Company granted annual long term incentive equity awards to the Named Executive Officers (other than Mr. Peterson) for fiscal year 2017 in October 2016. Three fourths of the shares subject to each participating Named Executive Officer’s annual equity award granted were subject to performance vesting criteria. Performance for purposes of the awards is measured over a three-year period based on Company rankings relative to peer companies selected by the Compensation Committee for growth in Revenue and growth in Adjusted EPS, with a relative total shareholder return modifier applied at the end of the three years.

•
Target bonus opportunity for our Named Executive Officers under our fiscal year 2017 executive bonus plan remained the same as under our fiscal year 2016 plan. Fiscal year 2017 bonuses were determined based on our revenue, Adjusted EPS, and Net Cash Flow for the year, and were paid at 195% of the applicable targeted levels. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2017 would be made in shares of our common stock rather than cash for each of the Named Executive Officers other than Mr. Peterson. Payments to Mr. Peterson under the bonus plan for fiscal year 2017 would be made in cash because of applicable annual individual equity award grant limits in place under the 2008 Plan. Fiscal year 2017 bonuses for the Named Executive Officers were determined by the Compensation Committee by applying the objective bonus framework of the fiscal year 2017 executive bonus plan to the Company’s actual performance results.

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Executive Compensation

Executive Compensation Program

The objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of our executive compensation objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features are described in greater detail later in the report and include the following:

Elements	Description	Philosophy and Objectives
Base Salary	Fixed cash compensation based on responsibility, performance assessment, experience, tenure, and potential.	Intended to attract and retain highly qualified executives.
Annual Bonus Plan
Budget-based program that supports the annual and multi-year strategic plan of the Company. The fiscal year 2017 plan measured performance against absolute revenue, earnings per share, and net cash flow goals. These goals represent key value drivers for our Company.

Intended to motivate our Named Executive Officers to achieve specified financial goals and any other operating objectives established for the particular year, to emphasize our pay-for-performance philosophy, and to promote retention.

Long-Term Incentives
Performance stock units which vest based on our revenue and earnings growth over multiple periods, with a potential modifier that takes into account our total shareholder return for the award period, relative to our direct industry peers, and time-based restricted stock to facilitate retention and promote shareholder alignment and ownership.

Intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests and promote retention. The performance shares differ from the annual bonus plan in that they vest based on performance over multiple time periods relative to industry peers.

Perquisites and Personal Benefits	Include an automobile allowance and company-paid premiums for life insurance coverage, disability insurance coverage, and health insurance coverage under the Company’s executive health plan.	Intended to attract and retain highly qualified executives, and to provide competitive benefits appropriate for our labor market.
Severance	Transitional benefits provided upon the occurrence of certain types of termination.	Intended to facilitate a transition of employment, and to provide competitive benefits appropriate for our labor market.

Microsemi Corporation	24

Executive Compensation

The following chart shows the mix of each Named Executive Officer’s target total compensation opportunity for fiscal year 2017, consisting of base salary, target annual bonus level, and grant-date fair value of equity awards granted during the fiscal year (with the grant date fair values of these awards determined using the equity award valuation principles applied in the Company’s financial reporting):
The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, and as the chart above illustrates, compensation that is performance-based and/or linked to the value of the Company’s common stock constitutes a substantial portion of each of our Named Executive Officers’ compensation.
The portion of Mr. Peterson’s compensation that is performance-based and/or linked to the value of the Company’s common stock is generally aligned with, or greater than, the percentage of the total compensation opportunity for the other Named Executive Officer’s that is performance-based and/or linked to the value of the Company’s common stock. Mr. Peterson’s LTI percentage was 0% for fiscal year 2017 compared to the 94% reported for fiscal year 2016, and reflects the fact that, as described in the Proxy Statement for our Annual Meeting of Stockholders held in February 2017, Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018.
Stockholder Engagement

We have a policy of continuing direct engagement with stockholders, including proactive outreach to and regular dialogue with our major institutional shareholders. During fiscal year 2017, we engaged with a substantial number of our institutional stockholders through meetings and correspondence. Specific topics included our financial performance, stock price, peer group metrics, executive compensation, and corporate governance.

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Executive Compensation

At our Annual Meeting of Stockholders held in February 2017, 45.4% of our stockholders voting on the proposal to approve our executive compensation program (commonly referred to as a "say-on-pay" vote) supported our program. Based on stockholder feedback we received, we believe the remaining stockholders expressed concern over Mr. Peterson's equity award in July 2016 (which was discussed in our Proxy Statement for our February 2017 Annual Meeting of Stockholders). Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018. In addition, as discussed below in this Compensation Discussion and Analysis, only 25% of the equity award granted to Mr. Peterson in July 2016 has vested, the remaining vesting installments of the award remain subject to the attainment of significant levels of stock price appreciation, and over $1.6 billion of stockholder value was created (relative to the Company’s stock value when the award was granted) in connection with the attainment of the $50.00 stock price level that triggered the vesting of the first installment of the award.
We conducted a program of stockholder outreach during fiscal year 2017, and believe we engaged with stockholders who together own over 90% of our outstanding common stock, on this matter. If requested by stockholders, we also offered to arrange meetings with members of our Compensation Committee, and one of our largest stockholders discussed the matter with the Chair of our Compensation Committee.
As noted above, we believe our executive compensation program includes a number of features that further our compensation philosophy and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
Compensation Governance Measures

Certain practices included and excluded from our executive compensation programs are highlighted below.

Things We Do
Our executive compensation program is designed to link pay to multiple performance measures and includes, among other things, revenue, adjusted earnings per share, net cash flow and total shareholder return as performance measures.

Our incentive programs provide balance by measuring both absolute performance and relative performance, and by measuring near-term performance and longer-term performance.
Our Compensation Committee retains its own independent compensation consultant.
The Compensation Committee’s independent compensation consultant performed a compensation risk overview and, taking that overview into account, the Compensation Committee believes that our compensation programs do not encourage unnecessary or excessive risk taking.

The Compensation Committee reviews external market data when making compensation decisions.
None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control. Our change-in-control agreements include double-triggers that generally provide two years cash severance for our Named Executive Officers.

Our Board of Directors adopted a clawback policy, which allows the Board or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

Our Named Executive Officers and Non-Employee Directors are subject to our stock ownership policy.

Things We Don't Do
Our equity compensation plan does not permit repricing of stock options and similar awards without stockholder approval.
We do not offer executive employment agreements with fixed-term employment commitments.
We do not offer guaranteed bonuses.
We do not offer tax gross-ups on perquisites.
We do not offer a defined benefit pension or supplementary executive retirement plan.
We do not allow employees and directors to engage in hedging transactions, trade in options on our common stock, or pledge or short-sell our common stock.

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Executive Compensation

Determining Executive Compensation

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other Named Executive Officers.
The Compensation Committee conducts an annual review of our executive compensation programs to help ensure that:

•	The program is designed to allow the Company to recruit and retain superior talent and to create a direct relationship between executive compensation and performance; and

•	The program provides compensation and benefit levels that create proper incentives to enhance the value of the Company and reward superior performance.
Except as otherwise noted in this "Compensation Discussion and Analysis," decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.
Use of Peer Group Data
The Compensation Committee reviews compensation levels for our executive officers against compensation levels for similar positions at a peer group of companies to help ensure that our executive compensation levels are reasonable. However, the Compensation Committee does not specifically "benchmark" compensation at a particular level as compared with these other companies. Instead, the Compensation Committee refers to the peer group compensation data as one data point regarding competitive pay levels. The Compensation Committee’s practice has been to retain independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. The Compensation Committee selected the following companies as our peer group companies for its fiscal year 2017 executive compensation decisions:

Fiscal Year 2017 Peer Group
Analog Devices, Inc.	Lam Research Corporation	Roper Technologies, Inc.
Cirrus Logic, Inc.	Linear Technology Corporation	Semtech Corporation
Cree, Inc.	Marvell Technology Group Ltd.	Skyworks Solutions, Inc.
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.	Synaptics Incorporated
Diodes Incorporated	Mellanox Technologies, Ltd.	Teradyne, Inc.
Fairchild Semiconductor Intl., Inc.	Microchip Technology Incorporated	Vishay Intertechnology, Inc.
Integrated Device Technology, Inc.	ON Semiconductor	Xilinx, Inc.
Intersil Corporation	OSI Systems, Inc.
These peer group companies were selected by the Compensation Committee based on the recommendations of its independent compensation consultant. The Compensation Committee believes that the peer companies represent publicly traded companies that are direct participants in the semiconductor, semiconductor equipment, and technology hardware and equipment companies with similarities in company size, customer relationships, business processes and other relevant factors, and are companies with which we compete for top executive talent. The Compensation Committee also considers company size in its judgment based on revenue and market capitalization.
The Compensation Committee reviews the peer group annually and may make changes in the group as it deems appropriate. The fiscal year 2017 peer group identified above consisted of the same companies included in the Company’s peer group used for executive compensation decisions as in effect at the end of fiscal year 2016. In April 2017, the Compensation Committee approved modifications to the executive compensation peer group to add

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Analog Devices, Inc., Cirrus Logic, Inc. and Mellanox Technologies, Ltd. and to remove Fairchild Semiconductor Intl., Inc., Intersil Corporation, and Linear Technology Corporation. The three companies added to the peer group were added based on the criteria above and to help position the Company closer to the middle of the range of revenues and market capitalization for the peer group. The three companies removed from the peer group had been acquired and were no longer publicly-traded. The executive compensation peer group, as modified in April 2017, was considered by the Compensation Committee in its executive compensation decisions for fiscal year 2018.
The table below shows how the Company compared to the peer group, as modified in April 2017, in terms of revenue and market capitalization as of February 28, 2017, as this was the information presented by the Compensation Committee’s independent compensation consultant to the Compensation Committee when it approved the April 2017 modifications to the peer group:

	Revenue (Millions)(1)	Market Capitalization (Millions)(2)
Microsemi	$1,761	$6,025
75th Percentile	$3,116	$15,231
50th Percentile	$2,078	$5,292
25th Percentile	$1,318	$2,473

(1)	Based on each company’s revenue for the last four fiscal quarters completed as of February 28, 2017 as reported in the company’s periodic reports filed with the SEC.

(2)	Based on the closing market price for the company’s securities as of February 28, 2017.
Current Executive Compensation Program Elements

Base Salaries
The Company has not entered into employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary. Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis and the Compensation Committee makes a subjective determination as to whether and the extent to which the salaries should be adjusted. To help inform its decisions in setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers the executive’s past performance and expected future contributions to the Company, the Company’s overall performance, the executive’s salary and responsibilities relative to the other executive officers, the salaries of similarly situated executives with our peer companies, competitive data provided by the Compensation Committee’s independent compensation consultant and the overall competition within the high technology market for executive talent. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate base salary determinations by the Compensation Committee are subjective.
During its annual review of base salaries conducted October 2016, the Compensation Committee determined in its judgment that the base salary levels for the Named Executive Officers were appropriate and would not be changed for fiscal year 2017. The fiscal 2017 base salary levels for the Named Executive Officers are set forth in the table below. The Compensation Committee believes that the base salary levels of the Named Executive Officers are competitive and, based on information provided by the Compensation Committee’s independent compensation consultant, are generally near the median base salary levels provided to similarly situated executives of the peer companies identified above.

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Name	Title	Fiscal Year 2017 Base Salary
James J. Peterson	Chairman of the Board and Chief Executive Officer	$805,000
Paul H. Pickle	President and Chief Operating Officer	$440,000
John W. Hohener	Executive Vice President, Chief Financial Officer and Treasurer	$407,000
Steven G. Litchfield	Executive Vice President and Chief Strategy Officer	$400,000
David Goren	Senior Vice President, Business Affairs, Legal, Compliance and Secretary	$365,000
Annual Incentive Bonuses
In December 2016, the Compensation Committee approved a program (the "bonus program") that provided each of the Named Executive Officers with an incentive bonus opportunity for fiscal year 2017. As noted above, the Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation.
Bonus Opportunity for Fiscal Year 2017
The Compensation Committee set target bonus amounts for each executive at levels that it believed, in its subjective judgment, were appropriate based on its assessment of the target bonus opportunity of similarly situated executives with our peer companies and the executive’s responsibilities relative to the other executive officers. Differences in target bonus amounts reflect the Compensation Committee’s assessment of different competitive pay levels for each position. Bonus amounts are not guaranteed and may range from 0% to 200% of target, depending on performance relative to goals established by the Compensation Committee. All bonuses are capped at 200% of target. The Compensation Committee retains discretion to reduce bonus payout amounts below the levels that would otherwise be determined under the bonus program.
The following table shows the target bonus for each Named Executive Officer (expressed as a percentage of base salary), as well as the maximum and minimum payout levels for each executive:

Name	Bonus as a % of Base Salary if Threshold Performance not Met*	Bonus as a % of Base Salary if Target Performance Achieved	Bonus as a % of Base Salary if Maximum Performance Achieved
James J. Peterson	0%	110%	220%
Paul H. Pickle	0%	75%	150%
John W. Hohener	0%	70%	140%
Steven G. Litchfield	0%	65%	130%
David Goren	0%	60%	120%
* Performance at the threshold level would result in payout of 50% of the target bonus
The target bonus levels were the same for each executive as provided under the Company’s bonus program for fiscal year 2016.
Bonus Design for Fiscal Year 2017
In keeping with past practices and in order to incentivize performance throughout the fiscal year, the bonus program was divided into two components-a "First-Half Performance Period" comprised of the first two quarters of fiscal year 2017, and a "Fiscal Year 2017 Performance Period" covering the entire fiscal year. Each executive had the opportunity to earn up to 100% of the executive’s target bonus for fiscal year 2017 during the First-Half Performance Period upon achievement of the maximum levels of performance. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2017 to the Named Executive Officers (other than Mr. Peterson) would be made in shares of our common stock rather than cash, with the number of shares to be delivered in payment of a bonus to be determined based on the average of the closing prices for a share of Company common stock on the Nasdaq Stock Market over

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a period of twenty consecutive trading days ending with the last trading day of the applicable performance period. Payments to Mr. Peterson under the bonus program for fiscal year 2017 would be made in cash because of applicable annual individual equity award grant limits in place under the 2008 Plan.
The Compensation Committee selected revenue, adjusted earnings per share, and adjusted net cash flow from operations (referred to in this discussion as "Revenue," "Adjusted EPS," and "Net Cash Flow," respectively) as the performance metrics for the bonus program. The Company’s results for each metric were calculated in accordance with generally accepted accounting principles, with earnings per share and net cash flow then adjusted for the impact of restructuring activities, purchase accounting, acquisition-related charges and non-cash charges such as amortization of intangible assets and stock-based compensation.
The Compensation Committee believed, in its judgment, that Revenue, Adjusted EPS and Net Cash Flow were appropriate short-term measures of the Company’s growth and performance for purposes of the bonus program and that it would be appropriate for each of these metrics to be weighted equally under the bonus program. In addition, the Compensation Committee established performance objectives, after considering both internal forecasts and external market conditions, that it believed to be challenging, yet motivational.
The table below illustrates the threshold, target and maximum goals for each of the performance measures included in the fiscal year 2017 bonus plan for both the First-Half Performance Period and the Fiscal Year 2017 Performance Period, as well as the corresponding payout percentages. The payout percentage is determined by linear interpolation for performance between the 50% and 200% levels.

	Revenue (in thousands)		Adjusted EPS		Net Cash Flow (in thousands)
	First Half Fiscal Year 2017	Fiscal Year 2017	First Half Fiscal Year 2017	Fiscal Year 2017	First Half Fiscal Year 2017	Fiscal Year 2017	Payout
Maximum	$885,000	$1,820,000	$1.66	$3.65	$196,272	$424,423	200%
	$878,000	$1,805,000	$1.63	$3.55	$190,734	$410,208	175%
	$867,000	$1,782,000	$1.60	$3.45	$176,263	$385,260	125%
Target	$864,000	$1,775,000	$1.58	$3.38	$171,703	$371,772	100%
Minimum	$855,000	$1,740,000	$1.43	$3.08	$155,910	$342,432	50%
The Compensation Committee also determined it would be appropriate in awarding bonuses for the entire Fiscal Year 2017 Performance Period to take into account the Company’s relative performance for each metric against a peer group of companies. To measure the Company’s performance and the performance of the peer group companies for this purpose, a growth measure for each company would be determined for each performance metric based on the company’s performance levels for its four fiscal quarters ending during the Company’s fiscal year 2017 as compared to its four consecutive fiscal quarters that ended immediately prior to the Company’s fiscal year 2017. If the bonus percentage for a particular performance metric was below 100% as determined under the table above and the Company’s relative growth level for that metric was at the 70th percentile or higher as compared with the peer group, the bonus percentage for that metric would be increased to 100%. However, if the Company’s relative growth level for a particular performance metric was at the 20th percentile or lower as compared with the peer group, the bonus percentage for that metric would be reduced by multiplying it by 80%. No positive adjustments for relative performance will be made if bonus results equal or exceed 100%.
Below we list the peer companies the Compensation Committee selected for determining relative performance under the bonus program. This group of companies (which we sometimes refer to as our "direct industry peers" or our "performance peers") has considerable overlap with, but is not identical to, the executive compensation peer group for fiscal year 2017 listed earlier. The performance peer companies represent organizations with which the Company competes for customers and market share, as well as investments and financing, and are not subject to the same size constraints used for defining compensation peers noted above. Additionally, the Compensation Committee believed it was appropriate to establish a slightly broader performance peer group than the Company’s general executive compensation peer group for fiscal year 2017 to help mitigate the impact that industry consolidation or extraordinary, unforeseen circumstances impacting any one company could have on the overall performance comparison. The fiscal year 2017 performance peer group was largely the same as the performance peer group for fiscal year 2016, except that four companies that were acquired during the year were removed (Fairchild

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Semiconductor International, Inc., Intersil Corporation, Linear Technology Corporation, and QLogic Corp.) and four companies were added based on the criteria noted above (Cavium, Inc., Mellanox Technologies, Ltd., Renesas Electronics Corporation, and Texas Instruments Incorporated).

Fiscal Year 2017 Performance Peer Group
Amkor Technology, Inc.	M/A-Com Technology Solutions, Inc.	Power Integrations, Inc.
Analog Devices, Inc.	Marvell Technology Group Ltd.	Renesas Electronics Corporation
Avago Technologies, Ltd.	Maxim Integrated Products, Inc.	RF Micro Devices, Inc.
AVX Corporation	MaxLinear, Inc.	Semtech Corporation
Cavium, Inc.	Mellanox Technologies, Ltd.	Silicon Laboratories Inc.
Cobham Plc	Mercury Systems, Inc.	Skyworks Solutions, Inc.
Cypress Semiconductor Corporation	Microchip Technology Incorporated	Texas Instruments Incorporated
Diodes Incorporated	MKS Instruments, Inc.	Vishay Intertechnology, Inc.
Infineon Technologies AG	ON Semiconductor Corporation	Xilinx, Inc.
Integrated Device Technology, Inc.
Bonus Results for Fiscal Year 2017
In April 2017, the Compensation Committee reviewed the Company’s performance during the First Half Performance Period and determined that the Company achieved the following performance levels for that period: Revenue - $878.4 million, Adjusted EPS - $1.77, and Net Cash Flow - $204.4 million. Applying the formulas for the First Half Performance Period set forth in the table above, the Compensation Committee approved a bonus for each of the Named Executive Officers of 192% of the executive’s target bonus for the first half period.
In November 2017, the Compensation Committee reviewed the Company's performance during the Fiscal Year 2016 Performance Period and determined that the Company achieved the following performance levels for that period: Revenue - $1.81 billion, Adjusted EPS - $3.85, and Net Cash Flow - $488.1 million. Applying the formulas for the Fiscal Year 2017 Performance Period set forth in the table above, the Compensation Committee approved a bonus for each of the Named Executive Officers of 195%of the executive’s target bonus for fiscal year 2017 (including the bonus amounts previously paid for the First Half Performance Period). No adjustments were made for relative performance as the Company’s growth level for each performance metric was above the 20th percentile compared to the peer companies.
Fiscal Year 2017 Bonus Payout
The following table sets forth each Named Executive Officer’s actual bonus for fiscal year 2017:

Name	Target Bonus	First Half Bonus Achieved	Fiscal Year 2017 Year-End Bonus Achieved (1)	Total Bonus Achieved	Bonus Achieved as a % of Target
James J. Peterson	$885,500	$850,834	$879,836	$1,730,670	195%
Paul H. Pickle	$330,000	$317,081	$327,889	$644,970	195%
John W. Hohener	$284,900	$273,747	$283,077	$556,824	195%
Steven G. Litchfield	$260,000	$249,821	$258,337	$508,158	195%
David Goren	$219,000	$210,426	$217,600	$428,026	195%

(1)
For each Named Executive Officer, this amount represents the executive’s total bonus awarded for fiscal year 2017, less the amount of the executive’s "First Half Bonus Paid" (which was paid to the executive in April 2017).

As noted above, the bonuses awarded to each Named Executive Officer (other than Mr. Peterson) under the fiscal year 2017 bonus program were paid in shares of the Company’s common stock. The number of shares payable was determined by dividing the amount of the cash bonus award by the average of the closing prices for a share of Company common stock on the Nasdaq Stock Market for the period of twenty consecutive trading days ending with

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the last trading day of the applicable performance period (the First Half Performance Period or the Fiscal Year 2017 Performance Period, as the case may be). These average prices were $51.88 and $49.79, respectively. The table below set forth the number of shares issued to each Named Executive Officer under the fiscal year 2017 bonus program:

Name	Shares Issued in Payment of First Half Bonus	Shares Issued in Payment of Fiscal Year 2017 Year-End Bonus
Paul H. Pickle	6,111	6,586
John W. Hohener	5,276	5,686
Steven G. Litchfield	4,815	5,189
David Goren	4,056	4,371

Under SEC rules, the portion of each Named Executive Officer’s bonus that is awarded in cash is reported in the Summary Compensation Table below as non-equity incentive plan compensation for the fiscal year in which the bonus is earned, whereas the portion of each Named Executive Officer’s bonus that is awarded in shares is reported in the Summary Compensation Table below as stock award compensation for the fiscal year in which the grant date of the share award (as determined for accounting purposes) occurs. Accordingly, the bonus paid in shares for the First Half Performance Period to each of the Named Executive Officers (other than Mr. Peterson) is reported in the Summary Compensation Table as compensation for fiscal year 2017 as these shares were issued during fiscal year 2017, whereas the bonus paid in shares for fiscal year 2017 was paid shortly after the end of fiscal year 2017 (in November 2017) and will be reported as compensation for fiscal year 2018 in the compensation tables that appear in next year’s proxy statement (assuming the executive continues to be a Named Executive Officer). Mr. Peterson’s cash bonus payments for the First Half Performance Period and for the Fiscal Year 2017 Performance Period were earned in fiscal year 2017, and accordingly, such bonus amounts are reported in the Summary Compensation Table as compensation for fiscal year 2017.
Long-Term Incentive Equity Awards
Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of equity-based awards to provide further incentives to our executives to increase stockholder value. As previously noted, the Compensation Committee believes that performance-based compensation such as long-term equity incentives plays a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation.
As described in more detail below, for fiscal year 2017, the Company granted awards with performance-based vesting requirements (in addition to a continued service requirement) for three-fourths of each participating Named Executive Officer’s annual equity-based award (with the remaining one-fourth of the award vesting based on the executive’s continued employment with the Company). The Compensation Committee believes that this emphasis on performance-based vesting of the participating Named Executive Officers’ equity awards helps to further align their interests with the interests of our stockholders.
Fiscal Year 2017 Equity Awards for Named Executive Officers
The Compensation Committee makes a subjective determination each year as to the type and number of long-term incentive equity awards to be granted to our Named Executive Officers in that year. To help inform its decision making process, the Compensation Committee considers a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his individual responsibilities, the equity participation levels of comparable executives at comparable companies, the Compensation Committee’s general assessment of Company and individual performance, the executive’s contribution to the success of the Company’s financial performance, the tax consequences of the grants to the individual executive and the Company, accounting impact, and potential dilution effects. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate equity award grant determinations by the Compensation Committee are subjective.

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For fiscal year 2017, the annual equity awards granted to the Named Executive Officers (other than Mr. Peterson) consisted of restricted shares (or restricted stock units in the case of performance-based awards) that generally vest over the three-year period following the date of grant. Restricted shares (or units) are designed both to link executives’ interests with those of our stockholders (as the shares’ value is based on the price of our common stock) and to provide a long-term retention incentive for the vesting period (as the shares generally have value regardless of stock price volatility). In addition, fewer restricted shares (or units) can be awarded to deliver the same grant-date value as stock options (determined using the equity award valuation principles applied in the Company’s financial reporting).
Mr. Peterson was not granted an annual equity award for fiscal year 2017 because of the long-term incentive equity award he received in July 2016. Mr. Peterson’s July 2016 award was described in our Proxy Statement for our Annual Meeting of Stockholders held in February 2016. The Compensation Committee’s intent in granting the July 2016 award to Mr. Peterson was that he would not be granted any other equity awards until fiscal year 2019 (other than payment in shares of any bonus he may receive under our annual incentive program). Accordingly, he was not granted an annual equity award for fiscal year 2017 and he will not be granted an annual equity award for fiscal year 2018.
The table below reflects the annual equity awards granted to the participating Named Executive Officers for fiscal year 2017. The values shown for the awards in the table below represent the value of the awards (at the "target" level of performance for performance stock units) on the date of grant calculated as noted below. The ultimate value of the awards will be contingent on the stock price at the time of vesting, and the degree to which performance awards vest.

Name	Time-Based Restricted Shares Awarded	Target Performance-Based Restricted Share Units Awarded	Aggregate Grant Date Fair Value (1)
Paul H. Pickle	19,691	59,072	$3,335,678
John W. Hohener	14,853	44,560	$2,516,190
Steven G. Litchfield	17,269	51,807	$2,925,426
David Goren	10,630	31,891	$1,800,800

(1)
These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. The fair value of stock awards granted was based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant. Other than for Mr. Peterson, who was not granted an annual equity award in fiscal year 2017, one-fourth of the aggregate grant date stock award value was attributable to the Named Executive Officer’s time-based restricted stock award and three-fourths of the value was attributable to the Named Executive Officer’s performance-based restricted stock unit award. The grant date value of the performance-based restricted stock unit award was determined assuming the "target" level of performance, and the actual payout of the award (based on performance for fiscal years 2017, 2018, and 2019) could range from 0% to 270% of the target level as described below.

Fiscal Year 2017 Performance Share Awards
For fiscal year 2017,three-fourths of the annual equity award granted to each executive (other than Mr. Peterson who, as noted above, did not receive an annual equity award for fiscal year 2017) was subject to performance vesting criteria. These shares are eligible to vest and be paid depending on Company rankings relative to peer companies selected by the Compensation Committee for growth in Revenue (70% of the performance award) and growth in Adjusted EPS (30% of the performance award). The Compensation Committee selected the relative weighting between Revenue and Adjusted EPS to align the performance metrics with our long-term growth initiatives. To measure the Company’s performance and the performance of the peer group companies for this purpose, a growth measure for each company would be determined for each performance metric based on the company’s performance levels for its four fiscal quarters ending during the applicable performance period as compared to its four consecutive fiscal quarters that ended immediately prior to the applicable performance period.
Performance rankings relative to peer companies are measured over cumulative one-, two-, and three-year periods. While some level of payout may be earned after each period as reflected in the tables below, the award is back-end weighted to promote long-term retention and a sustained performance focus. Furthermore, initial year payments are subtracted from subsequent year results to avoid paying for the same performance twice. Accordingly, any payouts made in connection with the initial performance year are deducted from the results of the cumulative two-year

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measurement period, and any payments made for the first two performance periods are deducted from the cumulative three-year measurement period.
Finally, in order to provide further alignment with stockholders, the payout percentages for the three-year performance period may be modified based on the Company’s TSR ranking within the peer group over that period. If the Company’s TSR ranking is in the top quartile of the peer group, the payout percentage will be increased by 20%. If the Company’s TSR ranking is in the bottom quartile of the peer group, the payout percentage will be reduced by 20%. If the Company's TSR ranking falls within the middle quartiles of the peer group, no modification will occur.
The tables below provide the payout percentages of the fiscal year 2017 performance share awards. We show the performance ranking scale and the shares that vest as a percentage of target award. The vesting percentage is determined by linear interpolation for performance between the levels shown in the tables.

Period 1: Initial Year Measurement (Fiscal Year 2017)		Period 2: Cumulative 2-Year Measurement (Fiscal Years 2017-2018)
Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award	Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award
50th Percentile and Above	40%	50th Percentile and Above	100%
25th Percentile	24%	25th Percentile	60%
10th Percentile	10%	10th Percentile	25%
Less than 10th Percentile	0%	Less than 10th Percentile	0%
		Net of Period 1 Payout

Period 3: Cumulative 3-Year Measurement (Fiscal Year 2017-2019)
Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award	Relative TSR Percentile Ranking	Multiplier
80th Percentile and Above	225%	Top Quartile	1.20
50th Percentile	100%	2nd or 3rd Quartile	1.00
25th Percentile	60%	Bottom Quartile	0.80
10th Percentile	25%
Less than 10th Percentile	0%
Net of Prior Payouts for Periods 1 and 2
Fiscal Year 2017 Performance Peers
The peer companies the Compensation Committee selected for determining relative performance under the fiscal year 2017 performance share awards are the same performance peer companies, listed above, that we used to measure relative performance under our bonus plan for fiscal year 2017. As described above, this group of companies is slightly broader than the Company’s general executive compensation peer group for fiscal year 2017.
Equity Grant Methodology
Annual equity awards are generally granted at a Compensation Committee meeting held shortly after the beginning of each new fiscal year. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. Awards related to the hiring or promotion of an individual are issued and priced commensurate with the effective day of each action and are approved by the Compensation Committee (or the Special Committee appointed to make certain equity award grants to non-executive employees as described above) commensurate with or in advance of such action.
Vesting of Previously Issued Performance Equity Awards
In November 2017, the Compensation Committee determined the portion of the Named Executive Officers’ performance-based equity awards that vested based on our performance for fiscal year 2017, for the two-year performance period comprised of fiscal years 2016 and 2017, and for the three-year performance period comprised

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of fiscal years 2015, 2016 and 2017. These awards included the grants made for fiscal year 2017, as described in detail above, and grants made for fiscal years 2015 and 2016, which are described in detail in our proxy statement for our annual meeting of stockholders held in February 2016 and February 2017, respectively. Amounts realized by the Named Executive Officers attributable to these awards can be found in the "Option Exercises and Stock Vested" table.
Fiscal Year 2017 Award (Performance Period of Fiscal Years 2017 to 2019)
For the performance award granted to each of the Named Executive Officers for fiscal year 2017, the following chart shows the Company’s results for the applicable performance metrics in fiscal year 2017 and the resulting vesting percentage for the awards:

	Percentile Rank		Achievement %			Maximum Eligible to Vest as a % of the Total Target Award		Vested as a % of the Total Target Award
	Revenue (70%)	Adjusted EPS (30%)	Revenue (70%)	Adjusted EPS (30%)	Total
Year 1 (Fiscal Year 2017)	34th	41st	29.8%	34.2%	31.1%	40%		31.1%
Year 2 (Fiscal Years 2017-2018)						100%
Year 3 (Fiscal Years 2017-2019)						225%	(1)
Total Vested as a % of Target Award								40%

(1)	The vesting percentage for the award is limited to a maximum of 270% after giving effect to the TSR multiplier described above.
Fiscal Year 2016 Award (Performance Period of Fiscal Years 2016 to 2018)
As described in more detail in the Company's 2016 proxy statement, the Compensation Committee approved grants of restricted stock unit awards to each Named Executive Officer early in fiscal year 2016 that are eligible to vest based on the Company’s growth in Revenue and Adjusted EPS during fiscal years 2016, 2017 and 2018 relative to a peer group of companies selected by the Compensation Committee for purposes of the award. The awards are similar in structure to the fiscal year 2017 performance awards described above, with seventy percent of the units allocated to the Revenue growth metric and thirty percent of the units allocated to the Adjusted EPS growth metric. The percentage of the award that vests at different performance levels is that same as described above for the fiscal year 2017 performance award. As with the fiscal year 2017 awards, the vesting percentage for the cumulative three-year performance period is subject to modification based on the Company’s total shareholder return for that period relative to the peer group established by the Compensation Committee (with the maximum multiplier being 1.20 for TSR performance in the top quartile of the peer group for the three-year performance period).
The following table reflects the Company’s relative performance ranking for Revenue and Adjusted EPS for fiscal year 2016 and the two-year period consisting of fiscal years 2016 and 2017, along with the vesting percentage for each period for purposes of these awards.

	Percentile Rank		Achievement %			Maximum Eligible to Vest as a % of the Total Target Award		Vested as a % of the Total Target Award
	Revenue (70%)	Adjusted EPS (30%)	Revenue (70%)	Adjusted EPS (30%)	Total
Year 1 (Fiscal Year 2016)	85th	54th	100%	100%	100%	40%		40%
Year 2 (Fiscal Years 2016-2017)	58th	46th	100%	93.6%	98.1%	100%		58.1%	(1)
Year 3 (Fiscal years 2016-2018)						270%	(2)
Total Vested as a % of Target Award								98.1%

(1)	The percentage reflects a vesting percentage of 98.1% based on fiscal year 2016-2017 performance, minus 40% previously vested for Period 1 under the award.

(2)	The vesting percentage for the award is limited to a maximum of 270% after giving effect to the TSR multiplier described above.

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Fiscal Year 2015 Award (Performance Period of Fiscal Years 2015 to 2017)
As described in more detail in the Company’s 2015 proxy statement, the Compensation Committee approved grants of restricted stock unit awards to each Named Executive Officer early in fiscal year 2015 that are eligible to vest based on the Company’s growth in Revenue and Adjusted EPS during fiscal years 2015, 2016 and 2017 relative to a peer group of companies selected by the Compensation Committee for purposes of the award. The awards are similar in structure to the fiscal year 2017 performance awards described above, with seventy percent of the units allocated to the Revenue growth metric and thirty percent of the units allocated to the Adjusted EPS growth metric. The percentage of the award that vests at different performance levels is the same as described above for the fiscal year 2017 performance award. As with the fiscal year 2017 and 2016 awards, the vesting percentage for the cumulative three-year performance period is subject to modification based on the Company’s total shareholder return for that period relative to the peer group established by the Compensation Committee (with the maximum multiplier being 1.20 for TSR performance in the top quartile of the peer group for the three-year performance period).
In November 2015, the Compensation Committee reviewed the Company’s Revenue and Adjusted EPS growth levels for fiscal year 2015 relative to the peer group and determined that 40% of the target number of units subject to each award vested for the fiscal year 2015 performance period based on these performance levels. In November 2016, the Compensation Committee reviewed the Company’s Revenue and Adjusted EPS for the two-year performance period comprised of fiscal year 2015 and fiscal year 2016 and determined based on these performance levels that 60% of the target number of units subject to each award vested for that performance period (or 100% after giving effect to the offset for payment of shares previously made under the award for fiscal year 2015 performance). For the three-year performance period comprised of fiscal years 2015, 2016 and 2017, the Compensation Committee established the following performance rankings and vesting percentages for purposes of these awards (with the vesting percentage determined by linear interpolation for performance between the threshold and maximum levels):

Period 3: Cumulative 3-Year Measurement (Fiscal Years 2015-2017)
Revenue Percentile Rank (70%)	Adjusted EPS Percentile Rank (30%)	Shares Vested as a % of Target Award
80th Percentile and Above	80th Percentile and Above	225%
50th Percentile	50th Percentile and Above	100%
25th Percentile	25th Percentile	60%
10th Percentile	10th Percentile	25%
Less than 10th Percentile	Less than 10th Percentile	0%
Net of Prior Payout for Periods 1 and 2
Finally, in order to provide further alignment with stockholders, the payout percentage for the three-year performance period was subject to modification based on the Company’s TSR ranking within the peer group over that period. If the Company’s TSR ranking was in the top quartile of the peer group, the payout percentage would be increased by 20%. If the Company’s TSR ranking was in the bottom quartile of the peer group, the payout percentage would be reduced by 20%. If the Company fell within the middle quartile of the peer group, no modification would occur.
The following table reflects the Company’s relative performance ranking for Revenue and Adjusted EPS for fiscal year 2015, the two-year period consisting of fiscal years 2015, and 2016 and the three-year period consisting of fiscal years 2015, and 2016 and 2017, along with the vesting percentage for each period, and the impact of the TSR-based modifier, for purposes of these awards.

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	Percentile Rank		Achievement %				Maximum Eligible to Vest as a % of the Total Target Award		Vested as a % of the Total Target Award
	Revenue (70%)	Adjusted EPS (30%)	Revenue (70%)	Adjusted EPS (30%)	Total
Year 1 (Fiscal Year 2015)	59th	69th	100%	100%	100%		40%		40%
Year 2 (Fiscal Years 2015-2016)	75th	67th	100%	100%	100%		100%		60%
Year 3 (Fiscal Years 2015-2017)	45th	55th	100%	120.8%	106.2%	(1)	270%	(2)	27.5%	(3)
Total Vested as a % of Target Award									127.5%

(1)
The achievement percentage was determined to be 106.2% before giving effect to the TSR multiplier described above. The Compensation Committee determined that the Company’s TSR ranking over the three-year performance period under these awards (fiscal years 2015-2017) was in the top quartile of the peer group. Accordingly, the 106.2% achievement percentage was multiplied by a factor of 1.2 to produce a total achievement percentage of 127.5%. The revenue achievement percentage for Year 3 remained 100% as there is no reduction under the awards for payouts that occurred in prior years and the 100% achievement percentage for the revenue measure was attained in Year 2 (the fiscal year 2015-2016 performance period).

(2)	The vesting percentage for the award is limited to a maximum of 270% after giving effect to the TSR multiplier described above.

(3)	The percentage reflects a vesting percentage of 127.5% based on fiscal year 2015-2017 performance, minus 100% previously vested for Year 1 and Year 2 under the award.
Prior Year CEO Long-Term Incentive Equity Award
In fiscal year 2016, the Compensation Committee approved a long-term incentive equity award for Mr. Peterson with performance-based vesting conditions tied to achieving specified Company common stock values within five years. In approving the grant, the Compensation Committee’s intent was that Mr. Peterson would not receive an additional annual equity award from the Company until fiscal year 2019.
At the time the award was granted, the stock price-based vesting levels of $50.00, $60.00 and $70.00 applicable to the award were all significantly higher than the closing price for a share of Company common stock on the Nasdaq Stock Market on the grant date of the award ($36.30) and greater than the highest trading price for a share of Company common stock ever reported on the Nasdaq stock market prior to that time ($39.56). The first tranche of this award (corresponding to a stock price level of $50.00 per share for a period of 20 consecutive days) vested on December 9, 2016.
As of December 18, 2017, the closing price of a share of the Company’s common stock was $53.46 which was above the $50.00 level that triggered the vesting of the first vesting installment of this award but not at the level to trigger the vesting of the second or third installments of this award.
Perquisites and Personal Benefits

The Company provides certain perquisites and personal benefits to the Named Executive Officers. Perquisites provided to one or more Named Executive Officers include an automobile allowance and Company-paid premiums for life insurance coverage, disability insurance coverage, and health insurance coverage under the Company’s executive health plan. The Company believes perquisites and personal benefits are often a tax-advantaged way to provide the Named Executive Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The costs to the Company of providing these benefits are taken into account when the Compensation Committee assesses the appropriate compensation levels for the Named Executive Officers. The perquisites and personal benefits provided to each Named Executive Officer in fiscal year 2017 are reported in the Summary Compensation Table below and are explained in more detail in the footnotes thereto.
Termination of Vacation Policy

In May 2017, the Company terminated its prior vacation policy for exempt employees in the United States, which included the Named Executive Officers. Under the prior vacation policy, the Named Executive Officers were previously

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entitled to take or accrue a specified number of paid weeks of vacation each year. Under the Company’s new vacation policy, eligible employees are generally entitled to take paid time off as their schedules permit but they do not accrue any level of paid vacation that is not actually taken in a particular year. The Compensation Committee approved the settlement of the Named Executive Officers’ respective accrued and unused vacation balances in the form of shares of Company common stock to further align their interests with those of the Company’s stockholders.
The following table presents the number of shares of Company common stock issued to each Named Executive Officer in settlement of his accrued and unused vacation time.

Name	Shares Issued to Settle Accrued and Unused Vacation
James J. Peterson	2,035
Paul H. Pickle	1,112
John W. Hohener	1,029
Steven G. Litchfield	1,011
David Goren	923
Severance and Other Benefits Upon Termination of Employment

We provide each of our Named Executive Officers with severance benefits under individual retention agreements upon certain terminations of their employment in connection with a change in control of the Company. We provide these benefits because we believe the occurrence, or potential occurrence, of a change-in-control transaction will create uncertainty regarding the continued employment of our Named Executive Officers and other executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, we provide these officers with severance benefits if their employment is actually or constructively terminated by us without cause in connection with a change in control.
The severance benefits for the Named Executive Officers are generally determined as if they continued to remain employed for two years following their actual termination date. We believe our executive officers should receive these severance benefits if their employment is constructively terminated in connection with a change in control (i.e., by a material reduction in the executive’s compensation or duties). Because we believe constructive terminations in connection with a change in control are conceptually the same as actual terminations, these retention agreements provide that the executive may terminate employment in connection with a change in control under circumstances we believe would constitute a constructive termination of the Named Executive Officer’s employment.
In addition, the retention agreement we entered into with Mr. Hohener in November 2008 provides for him to receive severance benefits if his employment is terminated by the Company without cause or by him for good reason prior to a change in control. Based on its review of similarly situated executives, the Compensation Committee determined it was reasonable to provide Mr. Hohener with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. These severance benefits for Mr. Hohener are generally determined as if he continued to remain employed by the Company for one year following his actual termination date.
As described below under "Potential Payments Upon Termination or Change in Control," outstanding equity-based awards granted to our Named Executive Officers under our 2008 Performance Incentive Plan (the "2008 Plan") generally have "double-trigger" vesting acceleration in connection with a change in control of the Company, which means they vest on an accelerated basis only if the award holder’s employment is terminated by the Company without cause or the award holder terminates employment for good reason, or the awards are not assumed by the successor entity in the transaction. The performance-based equity awards granted to our Named Executive Officers may also vest in connection with a change in control of the Company or certain other terminations of the executive’s employment as described in more detail below. For a discussion of the severance and change in control provisions applicable to the long-term incentive equity award granted to Mr. Peterson in July 2016, see "Potential Payments Upon Termination or Change in Control - CEO Long-Term Incentive Equity Award" below.

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In the case of Mr. Peterson, as part of his change-in-control severance benefits under the agreement we originally entered into with him in January 2001, he would be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. When our Compensation Committee has subsequently approved change-in-control severance agreements for the other Named Executive Officers, the Compensation Committee decided not to include these tax gross-up provisions in their agreements.
Executive Stock Ownership Policy

Under our stock ownership policy for our Named Executive Officers, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares). The executives generally have five years after the executive becomes subject to the policy to satisfy the policy. As of the date of filing of this Proxy Statement, each of our Named Executive Officers has satisfied the policy.
Clawback Policy

We have adopted a clawback policy that allows our Board of Directors or Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive programs to the Named Executive Officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws and the executive engaged in willful misconduct that directly caused the need for the restatement.
Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their Chief Executive Officers and the three other most highly compensated Named Executive Officers employed at the end of the year (other than the Chief Financial Officer) unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives. In addition, Section 162(m) as well as the rules and regulations promulgated under Section 162(m) are subject to change from time to time (sometimes with retroactive effect) and a number of requirements must be met in order for particular compensation to qualify under Section 162(m). There can be no assurance that any compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and its stockholders.
Subsequent Compensation Actions

In November 2017, the Compensation Committee also approved annual equity awards for fiscal year 2018 for each of the Named Executive Officers (except that Mr. Peterson did not receive an annual equity award in light of the long-term incentive equity award granted to him in July 2016).
All of the annual equity awards granted to the Named Executive Officers for fiscal year 2018 are in the form of performance stock units (rather than three-fourths of each executive’s award in form of performance stock units and one-fourth of each executive’s award was in the form of time-based restricted stock). The performance stock units are eligible to vest based on the Company’s rate of growth for Revenue and Adjusted EPS over the Company’s fiscal years 2018, 2019 and 2020 relative to the growth rates for that metric over the relevant performance period for a

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peer group of companies. In addition, the vesting percentage of the award may be modified up (by a factor not in excess of 1.25 times) based on the Company’s revenue growth over the three-year performance period covered by the award if the Company’s total shareholder return over that three-year period is in the top half relative to the peer group. A portion of the performance units may vest based on performance after each of the first two fiscal years of the performance period. The maximum payout under each award, after taking the maximum possible modifier based on revenue growth and TSR into account, is 225% of the "target" number of shares subject to the award (reduced from a 270% maximum potential payout applicable to the Company’s performance stock units granted as part of its fiscal year 2017 annual equity awards).
The Compensation Committee also adopted an annual incentive program for fiscal year 2018. Each of the Named Executive Officers is a participant in the program. The program is similar in structure to the bonus program for fiscal year 2017 described under "Annual Incentive Bonuses" above in that bonuses awarded under the program will generally be determined based on the Company’s Revenue, Adjusted EPS and Net Cash Flow for the fiscal year against performance targets established by the Compensation Committee. Each Named Executive Officer has the same target bonus level (when expressed as a percentage of the executive’s base salary) as under the fiscal year 2017 program. Any bonuses payable to the Named Executive Officers (including for Mr. Peterson) under the 2018 annual incentive program will be paid in shares of Company stock.
The Compensation Committee also determined that the Named Executive Officers’ base salaries for fiscal year 2018 would remain the same as their fiscal year 2017 levels listed above under "Base Salaries".

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Compensation Committee Report

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined is independent as defined by the Nasdaq listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC.
COMPENSATION COMMITTEE
Matthew E. Massengill (Chairman)
Kimberly E. Alexy
William E. Bendush
Paul F. Folino
Compensation Committee Interlocks and Insider Participation

Kimberly E. Alexy, William E. Bendush, Paul F. Folino and Matthew E. Massengill were members of the Compensation Committee during all of fiscal year 2017. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during all of fiscal year 2017.

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Summary Compensation Table – Fiscal Years 2015 to 2017

The following table shows the compensation paid to or earned by our Named Executive Officers during the fiscal years 2015 through 2017.

	Year	Salary	Bonus	Stock Awards (1) (2)		Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
James J. Peterson	2017	$805,000	$—	$864,320	(4)	$—	$1,730,670	$—	$146,786	$3,546,776
Chairman of the Board and Chief Executive Officer	2016	$805,000	$—	$27,107,280		$—	$—	$—	$46,501	$27,958,781
	2015	$735,000	$—	$5,837,575		$—	$796,698	$—	$52,390	$7,421,663
Paul H. Pickle	2017	$440,000	$—	$3,957,144		$—	$—	$—	$112,007	$4,509,151
President and Chief Operating Officer	2016	$440,000	$—	$2,894,010		$—	$—	$—	$54,994	$3,389,004
	2014	$400,000	$—	$2,663,686		$—	$295,621	$—	$66,063	$3,425,370
John W. Hohener	2017	$407,000	$—	$3,052,738		$—	$—	$—	$102,429	$3,562,167
Executive Vice President, Chief Financial Officer and Treasurer	2016	$407,000	$—	$2,377,558		$—	$—	$—	$45,268	$2,829,826
	2015	$398,600	$—	$2,176,757		$—	$274,947	$—	$50,470	$2,900,774
Steven G. Litchfield	2017	$400,000	$—	$3,415,096		$—	$—	$—	$108,718	$3,923,814
Executive Vice President, Chief Strategy Officer	2016	$400,000	$—	$2,512,949		$—	$—	$—	$56,469	$2,969,418
	2015	$356,400	$—	$2,366,762		$—	$228,278	$—	$62,030	$3,013,470
David Goren	2017	$365,000	$—	$2,213,247		$—	$—	$—	$104,326	$2,682,573
Senior Vice President, Business Affairs, Legal, Compliance and Secretary	2016	$365,000	$—	$1,715,150		$—	$—	$—	$54,761	$2,134,911
	2015	$340,000	$—	$1,557,878		$—	$201,022	$—	$66,443	$2,165,343

(1)
The amounts reported in the "Stock Awards" column reflect the fair value on the grant date of the awards of stock and performance share units granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. The fair value of Stock Awards granted was based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant. For additional information on the assumptions and methodologies used to value the awards reported in the "Stock Awards" column above, please see the discussion of stock awards contained in the Stock Based Compensation footnote to the Company’s Consolidated Financial Statements, included as part of the Company’s 2017 Annual Report on Form 10-K, filed with the SEC. No stock awards granted to Named Executive Officers were forfeited during fiscal years 2015, 2016 or 2017. For information about the stock awards granted to our Named Executive Officers for fiscal year 2017, please see the discussion under "Grants of Plan-Based Awards" below.

The amounts included in the "Stock Awards" column with respect to performance share units granted during fiscal years 2015, 2016 and 2017 are based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. We considered the "target" level of performance to be the probable outcome (as of the grant date) for these purposes. The following table presents the aggregate grant-date fair value of performance share units awards granted in fiscal years 2015, 2016 and 2017 included in the "Stock Awards" column for these fiscal years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions were achieved.

	Aggregate Grant Date Fair Value of Performance Awards
	Fiscal Year 2015		Fiscal Year 2016		Fiscal Year 2017
Name	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance
James J. Peterson	$4,444,259	$11,999,499	$24,978,153	$32,377,323	$—	$—
Paul H. Pickle	$2,027,918	$5,475,379	$1,986,403	$5,363,288	$2,532,482	$6,837,701
John W. Hohener	$1,657,203	$4,474,448	$1,622,832	$4,381,646	$1,910,336	$5,157,907
Steven G. Litchfield	$1,779,031	$4,803,384	$1,742,327	$4,704,283	$2,221,023	$5,996,762
David Goren	$1,186,057	$3,202,354	$1,161,826	$3,136,930	$1,367,202	$3,691,445

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(2)
As described in the "Compensation Discussion and Analysis" above, the Compensation Committee determined that bonuses for our Named Executive Officers (other than Mr. Peterson) under our fiscal year 2017 annual bonus program would be paid in shares of our common stock. Under SEC rules, the grant date fair value of these stock bonus awards are reported as compensation for the Named Executive Officer for the fiscal year in which the bonus is awarded (as opposed to cash awards which are reported as compensation for the fiscal year in which the bonus was earned). Accordingly, the Named Executive Officers’ bonuses for fiscal year 2015 and Mr. Peterson’s bonuses for fiscal year 2017 are reported in the "Non-Equity Incentive Plan Compensation" in the table above for the applicable fiscal year as those bonuses were paid in cash. The bonuses awarded to the Named Executive Officers (other than Mr. Peterson) in April 2016 based on the Company’s performance during the first half of fiscal year 2016 are included in the "Stock Awards" column for fiscal year 2016 as these bonuses were paid in shares during fiscal year 2016. The bonuses awarded to the Named Executive Officers (other than Mr. Peterson) in November 2016 based on the Company’s performance during fiscal year 2016, and in April 2017 based on the Company’s performance during the first half of fiscal year 2017, are included in the "Stock Awards" column for fiscal year 2017 as these bonuses were paid in shares during fiscal year 2017 and are also reflected in the "Grants of Plan-Based Awards Table" below. The remaining portion of the Named Executive Officers’ bonuses for fiscal year 2017 were awarded in shares in November 2017 and, accordingly, will be reported in the "Stock Awards" column as part of the Named Executive Officers’ compensation for fiscal year 2018 in next year’s proxy statement.

(3)
The amounts reported in the "All Other Compensation" column of the table above consist of payments in settlement of accrued and unused vacation, payments of premiums under the Company’s health, disability and life insurance policies and auto allowance for each of these executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable executive officer. This insurance is not split-dollar life insurance. The fiscal year 2017 payments made on behalf of or to each of the Named Executive Officers were as follows:

Name	Settlement of Accrued and Unused Vacation*	Health and Disability Insurance Premiums	Auto Allowance	401(k) Plan Contributions	Term Life Insurance Premiums
James J. Peterson	$98,006	$26,412	$12,000	$5,400	$4,968
Paul H. Pickle	$53,554	$38,758	$11,004	$3,723	$4,968
John W. Hohener	$49,557	$31,500	$11,004	$5,400	$4,968
Steven G. Litchfield	$48,690	$38,656	$11,004	$5,400	$4,968
David Goren	$44,452	$38,567	$11,004	$5,335	$4,968

*As described in the "Compensation Discussion and Analysis" above, each Named Executive Officer's accrued and unused vacation time was settled in fiscal year 2017. The amount reflected in this column is the dollar value of shares issued to settle the accrued an unused vacation time of the Named Executive Officers based on the number of shares issued to each Named Executive Officer multiplied by the closing price for a share of the Company's common stock on Nasdaq Stock Market on May 19, 2017, which was $48.16 per share.

(4)	Represents a bonus paid in shares of our common stock under our fiscal year 2017 bonus program, which was adopted in October 2016.
The bonus was paid in April 2017 based on performance during the first six months of the fiscal year 2017. As previously noted, Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018.

Compensation of Named Executive Officers
The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal year 2017. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentives or a bonus, and long-term equity incentives. Named Executive Officers also earned the other benefits listed in the "All Other Compensation" column of the Summary Compensation Table. As noted above, the Company does not have employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary.
The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the restricted stock awards granted during fiscal year 2017, provides information regarding the incentive compensation awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

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Grants of Plan-Based Awards – Fiscal Year 2017

The following table provides information about grants of plan-based cash and equity awards during fiscal year 2017 to the Named Executive Officers. Each of the equity-based awards was granted under our 2008 Plan.

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards (1)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Peterson	11/8/2016 (2)	$—	$—	$—	—	—	—	18,500	—	$—	$864,320
	4/26/2017 (3)	$—	$850,834	$—	—	—	—	—	—	$—	$—
Paul H. Pickle	10/10/2016	$—	$—	$—	—	59,072	159,494	—	—	$—	$2,532,482
	10/10/2016	$—	$—	$—	—	—	—	19,691	—	$—	$803,196
	10/10/2016	$—	$330,000	$660,000	—	—	—	—	—	$—	$—
	11/8/2016 (2)	$—	$—	$—	—	—	—	6,894	—	$—	$322,088
	4/26/2017 (3)	$—	$—	$—	—		—	6,111	—	$—	$299,378
John W. Hohener	10/10/2016	$—	$—	$—	—	44,560	120,312	—	—	$—	$1,910,336
	10/10/2016	$—	$—	$—	—	—	—	14,853	—	$—	$605,854
	10/10/2016	$—	$284,900	$569,800	—	—	—	—	—	$—	$—
	11/8/2016 (2)	$—	$—	$—	—	—	—	5,952	—	$—	$278,077
	4/26/2017 (3)	$—	$—	$—	—	—	—	5,276	—	$—	$258,471
Steven G. Litchfield	10/10/2016	$—	$—	$—	—	51,807	139,879	—	—	$—	$2,221,023
	10/10/2016	$—	$—	$—	—	—	—	17,269	—	$—	$704,403
	10/10/2016	$—	$260,000	$520,000	—	—	—	—	—	$—	$—
	11/8/2016 (2)	$—	$—	$—	—	—	—	5,432	—	$—	$253,783
	4/26/2017 (3)	$—	$—	$—	—	—	—	4,815	—	$—	$235,887
David Goren	10/10/2016	$—	$—	$—	—	31,891	86,106	—	—	$—	$1,367,202
	10/10/2016	$—	$—	$—	—	—	—	10,630	—	$—	$433,598
	10/10/2016	$—	$219,000	$438,000	—	—	—	—	—	$—	$—
	11/8/2016 (2)	$—	$—	$—	—	—	—	4,575	—	$—	$213,744
	4/26/2017 (3)	$—	$—	$—	—	—	—	4,056	—	$—	$198,703

(1)
The amounts reported in the "Grant Date Fair Value of Stock and Option Awards" column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s consolidated financial statements. With respect to performance share units, the grant date fair value is reported based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote (1) to the Summary Compensation Table.

(2)
These entries represent bonuses paid in shares of our common stock to the Named Executive Officers under our fiscal year 2016 bonus program, which was adopted in October 2015. These bonuses were paid in November 2016 based on performance during fiscal year 2017, less amounts earned and paid based on performance during the first six months of fiscal year 2016.

(3)
These entries represent bonuses paid in shares of our common stock to the Named Executive Officers under our fiscal year 2017 bonus program, which was adopted in October 2016. These bonuses were paid in April 2017 based on performance during the first six months of the fiscal year 2017.

Description of Plan-Based Awards
The "non-equity incentive plan" awards reflected in the Grants of Plan-Based Awards Table were granted under our annual bonus program for fiscal year 2017. The terms of this program are described in the "Compensation Discussion and Analysis" above. As referred to in note (2) to the table above, the portion of each Named Executive Officer’s bonus (other than the bonus for Mr. Peterson) for performance during the first half of fiscal year 2017 was paid in shares of our common stock in April 2017. The remainder of each Named Executive Officer’s bonus (other than the

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Executive Compensation

bonus for Mr. Peterson) or fiscal year 2017 was also paid in shares awarded in November 2017 and, in accordance with SEC rules, will be reported as compensation for fiscal year 2018 in next year’s proxy statement. These amounts are as follows: Mr. Pickle, 6,586 shares with a grant date fair value of $345,831; Mr. Hohener, 5,686 shares with a grant date fair value of $298,572; Mr. Litchfield, 5,189 shares with a grant date fair value of $272,474; and Mr. Goren, 4,371 shares with a grant date fair value of $229,521. As described above, Mr. Peterson’s annual bonuses for fiscal year 2017 were paid in cash.
Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2008 Plan. The 2008 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision for any tax withholding obligations incurred in respect of awards to be satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.
Under the terms of awards granted under the 2008 Plan, if there is a change in control of the Company, outstanding awards granted under the plan (including awards held by our Named Executive Officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.
As described in the "Compensation Discussion and Analysis," three-fourths of the annual equity incentive award granted to each of our participating Named Executive Officers during fiscal year 2017 is in the form of restricted stock units that are eligible to vest based on our earnings per share and revenue during fiscal years 2017, 2018 and 2019, as well as our total shareholder return over that period relative to a peer group of companies. For more information on these performance requirements, please see the "Long-Term Incentive Equity Awards" section of the "Compensation Discussion and Analysis" above. The remaining one-fourth of the equity incentive award granted to each participating executive is in the form of restricted shares that vest annually in equal installments over a three-year period (reported under "All Other Stock Awards" in the table above"). Prior to the time the award becomes vested, the executive generally does not have the right to dispose of the restricted shares or stock units. The executive does have the right to vote and receive dividends (if any) paid by the Company in respect of the restricted shares. Restricted stock units are payable in shares of our common stock on a one-for-one basis following the vesting date, and if any dividends are paid by the Company, the executive would be credited with additional restricted stock units that are subject to the same vesting and payment terms as the underlying stock units. As noted previously, Mr. Peterson did not receive any long-term incentive equity awards for fiscal year 2017.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of October 1, 2017, including the vesting dates for the portions of these awards that had not vested as of that date. None of the Named Executive Officers held any outstanding option awards as of October 1, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
James J. Peterson	17,932	(2)	$923,139	—		$—
	25,868	(3)	$1,331,685	—		$—
	—		$—	200,132	(5)	$10,302,795
	—		$—	750,000	(7)	$38,610,000
Paul H. Pickle	8,182	(2)	$421,209	—		$—
	11,806	(3)	$607,773	—		$—
	19,691	(4)	$1,013,693	—		$—
	—		$—	91,338	(5)	$4,702,080
	—		$—	141,121	(6)	$7,264,909
John W. Hohener	6,687	(2)	$344,247	—		$—
	9,645	(3)	$496,525	—		$—
	14,853	(4)	$764,632	—		$—
	—		$—	74,620	(5)	$3,841,438
	—		$—	106,452	(6)	$5,480,149
Steven G. Litchfield	7,178	(2)	$369,523	—		$—
	10,355	(3)	$533,075	—		$—
	17,269	(4)	$889,008	—		$—
	—		$—	80,115	(5)	$4,124,320
	—		$—	123,765	(6)	$6,371,422
David Goren	4,785	(2)	$246,332	—		$—
	6,905	(3)	$355,469	—		$—
	10,630	(4)	$547,232	—		$—
	—		$—	53,423	(5)	$2,750,216
	—		$—	76,186	(6)	$3,922,055

(1)
The dollar amounts shown in these columns are determined by multiplying the number of unvested shares or units subject to the award by $51.48, the closing price of a share of our common stock on the Nasdaq Stock Market on September 29, 2017, the last trading day of fiscal year 2017.

(2)	The unvested portions of these grants is scheduled to vest in equal installments on October 5, 2017 and October 6, 2017.

(3)	The unvested portions of these grants is scheduled to vest in equal installments on October 12, 2017 and October 12, 2018.

(4)	The unvested portions of these grants is scheduled to vest in equal installments on October 10, 2017, October 10, 2018 and October 10, 2019.

(5)
These entries reflect performance rights granted on October 12, 2015 that may be earned over a three-year performance period incorporating Microsemi’s fiscal years 2016, 2017 and 2018. This amount represents the number of shares subject to the award that would vest if the maximum performance levels established for the award are achieved (which represents 270% of the original target number of shares subject to the award), less payments of shares for the first two years of the performance period (which payments represent a total of 98.1% of the original target number of shares subject to the award). The original target number of shares granted to each of the Named Executive Officers was as follows: Mr. Peterson - 116,410; Mr. Pickle - 53,128; Mr. Hohener - 43,404; Mr. Litchfield - 46,600; and Mr. Goren - 31,074.

(6)
These entries reflect performance rights granted on October 10, 2016 that may be earned over a three-year performance period incorporating Microsemi’s fiscal years 2017, 2018 and 2019. This amount represents the number of shares subject to the award that would vest if the maximum performance levels established for the award are achieved (which represents 270% of the original target number of shares subject to the award), less a payment of shares for the first year of the performance period (which payment represented 31.1% of the original target

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number of shares subject to the award). The original target number of shares granted to each of the Named Executive Officers were as follows: Mr. Peterson - 0; Mr. Pickle - 59,072; Mr. Hohener - 44,560; Mr. Litchfield - 51,807; and Mr. Goren - 31,891.

(7)
This entry reflects performance stock units awarded to Mr. Peterson in fiscal year 2016. 500,000 shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $60.00 within five years after the grant date.  250,000 shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $70.00 within five years after the grant date.

Option Exercises and Stock Vested – Fiscal Year 2017

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2017 and the vesting during fiscal year 2017 of other stock awards previously granted to the Named Executive Officers (including stock awards that vested based on fiscal year 2017 performance as described in the "Compensation Discussion and Analysis" above).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James J. Peterson	—	$—	319,687	$16,829,471
Paul H. Pickle	—	$—	38,094	$1,631,256
John W. Hohener	—	$—	31,531	$1,352,576
Steven G. Litchfield	—	$—	32,907	$1,405,956
David Goren	—	$—	23,035	$990,767

(1)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares that vested by the per-share price of our common stock on the vesting date.
Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with certain terminations of their employment and/or a change in control of the Company.
Executive Retention Agreements
Pursuant to the terms of their respective retention agreements with the Company, if a Named Executive Officer's employment is terminated by the Company without cause or by the executive for good reason at any time following a change of control, the executive would be entitled to severance benefits described below. (For these purposes, the terms "cause," "good reason" and "change of control" are each defined in the applicable agreement.) Upon such a termination, the executive would be entitled to the following benefits: (1) a lump sum cash payment equal to two times the sum of (a) the executive's base salary as of the date of termination, plus (b) the highest annual bonus the executive received in any of the three years preceding the year of termination (or, in the case of Messrs. Litchfield and Goren, the executive’s target annual incentive bonus for the year of termination); (2) payment by the Company of the costs to continue medical, dental and vision coverage for the executive and his eligible dependents and the executive's life insurance coverage, as well as payment of the executive's car allowance, for two years; (3) a cash payment equal to the value of the executive's unvested benefits under the Company's tax-qualified retirement plans; and (4) full acceleration of the executive's then outstanding and unvested equity-based awards, with the executive's options to remain exercisable for two years following the date of termination (or one year in the case of Messrs. Litchfield and Goren), in each case subject to earlier termination on the option's expiration date. The agreement with Mr. Peterson, which has been in effect since 2001, also provides if the benefits payable to the executive in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, the Company will make a gross-up payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

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Executive Compensation

In addition, the agreement with Mr. Hohener provides that if his employment is terminated by the Company without cause or by Mr. Hohener for good reason at any time prior to a change in control of the Company, Mr. Hohener would be entitled to the severance benefits described above, except that such benefits would be determined based on one year rather than two years.
In each case, the executive's right to receive severance benefits under his retention agreement is subject to his executing and delivering a release of claims in favor of the Company. In addition, each of the retention agreements provides that following a termination of employment under the circumstances described above, the executive will not solicit the Company's employees or engage in a business that competes with the Company for two years following termination of employment (or, in the case of Mr. Peterson, for a period of between 12 and 18 months following termination).
Annual Equity Awards
Except as noted below, outstanding equity-based awards granted to our Named Executive Officers under our 2008 Plan have "double-trigger" vesting acceleration provisions in connection with a change in control of the Company, which means that they vest on an accelerated basis only if the award holder's employment is terminated by the Company without cause or the award holder terminates employment for good reason and accelerated vesting is triggered pursuant to the terms of the award holder’s retention agreement with the Company, or the awards are not assumed by the successor entity in the transaction. As noted above, the Compensation Committee also has discretion to provide for outstanding awards under our 2008 Plan (including awards held by our Named Executive Officers) to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control. In addition, the time-based vesting awards granted to our Named Executive Officers would generally fully vest upon the executive’s death.
As described in more detail above, the Company has granted awards of restricted stock units to the Named Executive Officers that are subject to performance-based vesting requirements. The vesting of the awards is generally contingent on the executive’s continued employment with the Company through the end of the applicable performance period. If, however, the executive’s employment terminates prior to the end of one or more performance periods, the following rules apply:

•
If the executive is entitled to accelerated vesting of his equity awards in connection with the termination of his employment under his retention agreement described above, the performance periods then in effect will be deemed to end on the last day of the fiscal quarter in which the termination occurs, the applicable performance goals will be adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, and the vesting of the award will be determined based on the Company’s performance for the shortened performance periods.

•
If the executive’s employment terminates due to his death or disability, the award will vest to such extent that the total target number of restricted stock units subject to the award (including any units that vested for a performance period that ended prior to the date of the executive’s termination) will be vested as of the termination date.

•
If the executive’s employment terminates due to his retirement (generally defined as a termination other than in the circumstances described above and at a time when the executive is age 65 or older and has at least ten years of service with the Company), the performance periods then in effect will be deemed to end on the last day of the fiscal quarter in which the termination occurs, the applicable performance goals will be adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, the target number of units subject to the award will be prorated based on the executive’s period of service during the applicable performance periods, and the vesting of the award will be determined based on the Company’s performance for the shortened performance periods. In the case of such a retirement that occurs after one or more performance periods has been completed, the offset in the number of vested units by any units that vested for such completed performance period(s) shall be applied based on the number of units that actually vested for such performance periods (as opposed to the prorated number of target units for such performance periods).

In addition, if a change in control occurs during one or more performance periods, each of these performance awards will accelerate so that the award shall be vested as to the greater of (1) the total target number of units subject to the award or (2) the number of units that would be vested and payable to the executive if the performance periods

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Executive Compensation

then in effect were deemed to end on the last day of the fiscal quarter coinciding with or preceding the date in which the change in control occurs, the applicable performance goals were adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, and the vesting of the award were determined based on the Company’s performance for the shortened performance periods (in each case after giving effect to any units that became vested and payable under the award with respect to any prior performance periods).
CEO Long-Term Equity Incentive Award

As referenced in the "Compensation Discussion and Analysis" above, the Compensation Committee approved a long-term incentive equity award of 1,000,000 performance stock units to Mr. Peterson in July 2016 that vests if certain targets for our stock price are achieved within the five-year performance period after the grant date. The award is also eligible to vest in connection with certain "acceleration events" as described below. If, during the first year of the performance period, an acceleration event occurred and the award had not vested as to at least 160,000 stock units, the award would have accelerated on the event to the extent necessary so that 160,000 stock units had vested on or prior to the event. If an acceleration event occurs during the performance period but after the first year of the performance period and the award has not yet vested as to at least 320,000 stock units, the award will generally accelerate on the event to the extent necessary so that 320,000 stock units have vested on or prior to the event. If, however, an acceleration event occurs during the performance period but after the first year of the performance period, the award has not yet vested as to at least 500,000 stock units and the average closing price of the Company’s common stock on the Nasdaq Stock Market for the period of 20 consecutive trading days ending with the date of the acceleration event (or, in the case of an acceleration event that is a "Sale of the Company" (as defined below), the per-share sale price of the Company’s stock, and in each case together with any dividends paid on a share of the Company’s stock after the grant date) equals or exceeds $50.00, the award will accelerate on the event to the extent necessary so that 500,000 stock units have vested on or prior to the event. In no event will the award vest as to more than 100% of the stock units subject to the award (with the stock units under the award being subject in each case to customary adjustments for stock splits and similar events).
For purposes of Mr. Peterson’s award, an "acceleration event" is either a change in control of the Company (whether or not the transaction constitutes a Sale of the Company) or a termination of Mr. Peterson’s employment by the Company without cause, by Mr. Peterson for good reason or as a result of Mr. Peterson’s death or disability (as such terms are defined in the Award Agreement); and a "Sale of the Company" is a change in control of the Company after which the Company does not survive as a public company. The award agreement also provides that the acceleration provisions of Mr. Peterson’s retention agreement described above, as well as the provisions noted above for acceleration of awards generally under our 2008 Plan if they are not assumed by the successor entity upon a change of control, do not apply to Mr. Peterson’s long-term incentive equity award.

Estimated Severance Benefits

The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had his employment terminated in the circumstances described above (i.e. pursuant to a termination by the Company without cause or by the executive for good reason (an "involuntary termination") or due to his death, disability or retirement) and/or a change in control of the Company had occurred. As prescribed by disclosure rules of the SEC, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described above, we have assumed that the applicable triggering event or events occurred on September 29, 2017 and that the price per share of our common stock is equal to the closing price on the Nasdaq Stock Market on that date.

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Executive Compensation

Name	Cash Severance	Continuation of Benefits (1)	Equity Acceleration (2)	Section 280G Gross-Up	Total
James J. Peterson
Involuntary termination	$—	$—	$3,603,600	$—	$3,603,600
Death	$—	$—	$5,973,482	$—	$5,973,482
Disability	$—	$—	$3,718,658	$—	$3,718,658
Change in control (no termination) (3)	$—	$—	$3,718,658	$—	$3,718,658
Change in control & involuntary termination (4)	$4,658,360	$93,002	$5,973,482	$8,242,236	$18,967,080
Paul H. Pickle
Involuntary termination	$—	$—	$—	$—	$—
Death	$—	$—	$4,190,318	$—	$4,190,318
Disability	$—	$—	$2,147,643	$—	$2,147,643
Change in control (no termination) (3)	$—	$—	$2,147,643	$—	$2,147,643
Change in control & involuntary termination	$2,016,036	$109,988	$4,190,318	$—	$6,316,342
John W. Hohener
Involuntary termination	$897,388	$45,268	$3,228,723	$—	$4,171,379
Death	$—	$—	$3,228,723	$—	$3,228,723
Disability	$—	$—	$1,623,319	$—	$1,623,319
Change in control (no termination) (3)	$—	$—	$1,623,319	$—	$1,623,319
Change in control & involuntary termination	$1,794,776	$90,536	$3,228,723	$—	$5,114,035
Steven G. Litchfield
Involuntary termination	$—	$—	$—	$—	$—
Death	$—	$—	$3,675,157	$—	$3,675,157
Disability	$—	$—	$1,883,550	$—	$1,883,550
Change in control (no termination) (3)	$—	$—	$1,883,550	$—	$1,883,550
Change in control & involuntary termination	$1,320,000	$112,938	$3,675,157	$—	$5,108,095
David Goren
Involuntary termination	$—	$—	$—	$—	$—
Death	$—	$—	$2,310,886	$—	$2,310,886
Disability	$—	$—	$1,161,852	$—	$1,161,852
Change in control (no termination) (3)	$—	$—	$1,161,852	$—	$1,161,852
Change in control & involuntary termination	$1,168,000	$109,522	$2,310,886	$—	$3,588,408

(1)
This column includes the Company’s cost to provide continued medical, dental, vision, disability and life insurance for the executive and the executive’s car allowance for two years following the executive’s termination. The account of each of our Named Executive Officers participating in our 401(k) plan was fully vested prior to the beginning of fiscal year 2017.

(2)
This column reports the intrinsic value of the unvested portions of each executive’s awards that would accelerate in these circumstances. For restricted stock awards and performance units, this value is calculated by multiplying the closing price of our common stock on the Nasdaq Stock Market on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award. Named Executive Officers did not hold any unvested stock options or stock appreciation rights on September 29, 2017.

(3)
As described above, the performance-based restricted stock units we awarded for fiscal years 2015, 2016 and 2017 provide for acceleration in connection with a change in control of the Company, and a portion of the long-term incentive equity award granted to Mr. Peterson in July 2016 may also accelerate upon a change in control as described above. For purposes of this table, the value of these awards, as though such a change in control occurred on September 29, 2017, is presented in the "Change in control (no termination)" line for each Named Executive Officer. If a Named Executive Officer’s employment was terminated upon the transaction in an involuntary termination, this value is included in (and is not in addition to) the equity acceleration value presented in the "Change in control & involuntary termination" line in the table above for the Named Executive Officer. If a change in control transaction occurred on September 29, 2017 in which a Named Executive Officer’s outstanding awards were not assumed by the successor entity in the transaction, and all the outstanding awards accordingly became vested pursuant to our 2008 Plan (other than Mr. Peterson’s July 2016 equity award which is not subject to this change in control provision of the 2008 Plan), the value of the awards that would have accelerated in that transaction is the same as the equity acceleration value presented in the "Change in control & involuntary termination" line in the table above for the Named Executive Officer.

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Executive Compensation

(4)
As described above, if the benefits payable to Mr. Peterson in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, our January 2001 agreement with Mr. Peterson provides that we will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of this calculation, we have assumed that the executive’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.

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Proposal 2 – Advisory Vote on Executive Compensation

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (referred to as a "say-on-pay" vote) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described more fully in the Compensation Discussion and Analysis of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay our executives directly to our performance. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•
For fiscal year 2017, our Named Executive Officers’ annual equity awards (other than Mr. Peterson who did not receive an annual equity award in fiscal year 2017) consisted three-fourths of performance stock units which vest based on our revenue and earnings-per-share growth over multiple periods, as well as our total shareholder return for the three-year award period relative to our direct industry peers, and one-fourth of time-based restricted stock to facilitate retention and promote shareholder alignment and ownership. As we disclosed in our Proxy Statement for our Annual Meeting of Stockholders held in February 2017, Mr. Peterson did not receive an annual equity award for fiscal year 2017 and he will not receive an annual equity award for fiscal year 2018.

•
Our equity awards granted to our Named Executive Officers for fiscal year 2018 (other than Mr. Peterson who will not receive an annual equity award for fiscal year 2018) consist entirely of performance stock units.

•
Our executive bonus program supports the annual and multi-year strategic plan of the Company. The programs for fiscal years 2017 and 2018 measure performance against absolute revenue, earnings per share, and net cash flow goals, which represent key value drivers for our Company. The 2017 program also included a modifier based on our rate of growth for each metric relative to a group of peer companies. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for each of the Named Executive Officers (other than Mr. Peterson) for fiscal year 2017 would be made in shares of our common stock rather than cash. Payments to Mr. Peterson under the bonus program for fiscal year 2017 were made in cash because of applicable annual individual equity award grant limits in place under the 2008 Plan, but payments to Mr. Peterson under the executive bonus program for 2018 will again be in shares of our common stock rather than cash.

•	Fiscal year 2017 base salary levels for our Named Executive Officers remained the same as their fiscal year 2016 levels.

•
None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control. Our change-in-control agreements include double-triggers and the applicable severance multiplier is limited to two times.

•
Our Board of Directors has adopted a clawback policy, which allows the Board of Directors or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

•
Under our stock ownership policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares).

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Proposal 2 – Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and is not binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 Annual Meeting of Stockholders.
Vote Required

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of shares of the Company's common stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal.

☑	The Board of Directors recommends a vote FOR the approval of the say-on-pay advisory vote.

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Proposal 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (referred to as a "say-on-pay" vote).
In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (referred to as a "say-on-frequency" vote). At our 2011 Annual Meeting of Stockholders, our stockholders voted to hold a say-on-pay vote every year, and the Board of Directors determined that the say-on-pay vote would be held annually.
Under SEC rules, we are required to hold a new say-on-frequency vote at least every six years. Accordingly, this Proposal 3 affords our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.
We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.
Like the say-on-pay vote, this say-on-frequency vote is advisory and will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions expressed by our stockholders and will take the outcome of this vote into account when determining the frequency of future say-on-pay votes.
Vote Required

A frequency alternative for future say-on-pay votes will be approved, on an advisory basis, if it receives the affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal. If no frequency option receives the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, the Board of Directors will consider the option receiving the highest number of votes as the preferred frequency option of our stockholders.

☑	The Board of Directors recommends a vote to hold future advisory votes on executive compensation every 1 YEAR.

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

General

At the Annual Meeting of Stockholders, stockholders will be asked to approve the following amendments to the Microsemi Corporation 2008 Performance Incentive Plan (the "2008 Plan"), which were adopted, subject to stockholder approval, by the Board of Directors on December 7, 2017.

•
Increase in Aggregate Share Limit. The 2008 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2008 Plan to 41,792,949 shares. The proposed amendments would increase this limit by an additional 9,630,000 shares so that the new aggregate share limit for the 2008 Plan would be 51,422,949 shares. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to "incentive stock options" granted under the 2008 Plan by 9,630,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2008 Plan share limit described above. As of December 7, 2017, shares available for new award grants under the 2008 Plan totaled 4,337,691 and the proposed amendment would increase the shares available for new award grants under the 2008 Plan as of that date to 13,967,691.

•
Extension of Performance-Based Award Feature. One element of the 2008 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as "Qualified Performance-Based Awards" and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2008 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2008 Plan proposal, the Qualified Performance-Based Award feature of the 2008 Plan will be extended through the first annual meeting of stockholders that occurs in 2023 (this expiration time is earlier than the general expiration date of the 2008 Plan and is required under applicable tax rules). (See "Summary Description of the 2008 Performance Incentive Plan-Performance-Based Awards" below.)

•	Extension of Plan Term. The 2008 Plan is currently scheduled to expire on December 2, 2025. The proposed amendments provide for the term of the 2008 Plan to be extended until December 7, 2027.
The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2008 Plan are an important attraction, retention and motivation tool for participants in the plan. Our Board of Directors approved the foregoing amendments based on a belief that the number of shares of the Company’s common stock available under the 2008 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board of Directors believes that these amendments would give the Company greater flexibility to structure future incentives and better attract, retain and award key employees.
If stockholders do not approve this 2008 Plan proposal, the current share limits and fungible share-counting ratio under the 2008 Plan will continue in effect, the Performance-Based Award feature described above will not be extended, and the 2008 Plan term will not be extended.
Summary Description of the 2008 Performance Incentive Plan
The principal terms of the 2008 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2008 Plan, which appears as Appendix B to this Proxy Statement.
Purpose. The purpose of the 2008 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, key technical and other employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.
Administration. Our Board of Directors or one or more committees appointed by our Board of Directors administers the 2008 Plan. Our Board of Directors has delegated general administrative authority for the 2008 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2008 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

"Administrator").
The Administrator has broad authority under the 2008 Plan including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•
to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•
to determine any applicable vesting and exercise conditions for awards (including any applicable performance-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2008 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•
to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2008 Plan, as well as any tax-related items with respect to an award, which may be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•
to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2008 Plan; and

•	to construe and interpret the 2008 Plan, make rules for the administration of the 2008 Plan, and make all other determinations necessary or advisable for the administration of the 2008 Plan.
No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under "Adjustments" below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
Eligibility. Persons eligible to receive awards under the 2008 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 4,500 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the Company’s eight Non-Employee Directors, are considered eligible under the 2008 Plan.
Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan equals 41,792,949 shares.
If stockholders approve this 2008 Plan proposal, the maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2008 Plan will be 51,422,949, an increase of 9,630,000 additional shares.
Shares issued in respect of any "full-value award" granted under the 2008 Plan are counted against the share limit described in the preceding paragraph as 2.41 shares for every one share actually issued in connection with the award, while shares issued in respect of stock options and stock appreciation rights granted under the 2008 Plan are counted

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

against the share limit described in the preceding paragraph on a one-for-one basis. For example, if the Company granted 100 shares of its common stock under the 2008 Plan as a full-value award, 241 shares would be charged against the share limit with respect to that award. For this purpose, a "full-value award" generally means any award granted under the plan other than a stock option or stock appreciation right.
It is the Company's practice to only grant full-value awards and has not granted a stock option or stock appreciation right in over six years. After applying the 2.41 ratio, the requested increase of 9,630,000 additional shares equates to 3,995,851 full-value awards.
The following other limits are also contained in the 2008 Plan:

•
The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2008 Plan is equal to the aggregate share limit of the plan, as in effect from time to time (i.e. if stockholders approve this 2008 Plan proposal, this limit on incentive stock options granted under the 2008 Plan will increase by 9,630,000 shares).

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any one calendar year to any one individual under the 2008 Plan is 1,000,000 shares.

•
The maximum grant date fair value for awards granted to a Non-Employee Director under the 2008 Plan during any one calendar year will be $400,000, except that this limit will be $600,000 as to (1) a Non-Employee Director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board. For purposes of this limit, the "grant date fair value" of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

•
The maximum number of shares subject to "Qualified Performance-Based Awards" under Section 5.2 of the 2015 Plan (as described in more detail below) granted during any one calendar year to any one participant (including Qualified Performance-Based Awards payable in shares and Qualified Performance-Based Awards payable in cash upon or following vesting of the award where the amount of such payment is determined with reference to the fair market value of a share at such time) is 1,000,000 shares (counting such shares on a one-for-one basis for this purpose). The maximum amount that may be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (other than the cash awards referred to in the preceding sentence) and granted to that participant in any one calendar year is $5,000,000.

Following are other rules under the 2008 Plan for counting shares against the applicable share limits of the plan:

•
Except as described in the next bullet point, shares that are subject to or underlie awards which expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will not be counted against the share limit and will be available for subsequent awards under the 2008 Plan.

•
 Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award that is a full-value award granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such full-value award, will not be counted against the share limit and will be available for subsequent awards under the 2008 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will be counted against the share limit and will not be available for subsequent awards under the 2008 Plan.

•
 As to stock appreciation rights and stock options granted under the 2008 Plan, to the extent that shares are delivered pursuant to the exercise of the stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. For purposes of clarity, if such a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

•
 To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the share limit and will be available for subsequent awards under the 2008 Plan.

•
 In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits of the 2008 Plan, but will not be counted against any individual award limit under the 2008 Plan. For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 241 shares shall be counted against the share limits of the plan after giving effect to the full-value award ratio under the 2008 Plan described above.

•
 The 2008 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2008 Plan.

•
 The Company may not increase the applicable share limits of the 2008 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2008 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2008 Plan. The 2008 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is six years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Consequences of Awards Under the 2008 Plan" below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2008 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six years from the date of grant.
The other types of awards that may be granted under the 2008 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.
Any awards under the 2008 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.
Qualified Performance-Based Awards. Under Section 162(m) of the U.S. Internal Revenue Code ("Section 162(m)") a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1,000,000. Compensation that qualifies as "performance-based" under Section 162(m), however, is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.
The Administrator may grant awards under the 2015 Plan that are intended to be performance-based awards within the meaning of Section 162(m). Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m). In addition, other types of awards authorized under the 2008 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) ("Qualified Performance-Based Awards"). While the Administrator may grant awards under the 2008 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as "performance-based" within the meaning of Section 162(m) or otherwise be deductible for tax purposes.
The vesting or payment of Qualified Performance-Based Awards will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, sales orders, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the goals.
Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading "Authorized Shares; Limits on Awards" above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.
Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2008 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of the Company’s common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2008 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).
Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2008 Plan will not automatically become fully vested pursuant to the provisions of the 2008 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2008 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2008 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.
Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2008 Plan, awards under the 2008 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
No Limit on Other Authority. The 2008 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
Termination of or Changes to the 2008 Plan. The Board of Directors may amend or terminate the 2008 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by our Board of Directors, the authority to grant new awards under the 2008 Plan will terminate on December 2, 2025. If stockholders approve this 2008 Plan proposal, the term of the 2008 Plan will be extended to December 7, 2027. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
U.S. Federal Income Tax Consequences of Awards under the 2008 Plan
The U.S. federal income tax consequences of the 2008 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2008 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2008 Plan in connection with a "change in control" (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not "performance-based" within the meaning of Section 162(m) may not be permitted to be deducted by the Company in certain circumstances. If the "performance-based" exception to Section 162(m) was eliminated, the Company would not be permitted to deduct aggregate compensation in excess of $1,000,000 in certain circumstances. The elimination of the "performance-based" exception would not alter the terms of any awards then outstanding under the 2008 Plan.
Specific Benefits under the 2008 Performance Incentive Plan
The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendments to the 2008 Plan. The Company is not currently considering any other specific award grants under the 2008 Plan except for the annual grants of shares of our common stock to Non-Employee Directors described under the "Director Compensation-Director Compensation Policy" section above. Under our current policy, these annual grants are determined by dividing $195,000 by the average closing price of our common stock on the Nasdaq Stock

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

Market over the period of 20 trading days ending on the grant date (or the immediately preceding trading day if the grant date is not a trading day) as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the applicable dollar amount set forth above into shares was $50, the number of shares that would be allocated to the Company’s eight Non-Employee Directors as a group pursuant to the annual grant formula is approximately 343,200. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2017 through 2027 (the grants in connection with the 2017 Annual Meeting of Stockholders plus the annual grants for the ten remaining years in the term of the plan, assuming the term is extended) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be eight eligible directors seated and there are no changes to the awards granted under the director equity grant program.
If the proposed amendments to the 2008 Plan had been in effect in fiscal year 2017, we expect that our award grants for fiscal year 2017 would not have been different from those actually made in that year under the 2008 Plan. For information regarding stock-based awards granted to the Named Executive Officers during fiscal year 2017, see the material under the heading, "Executive Compensation" above. For information regarding past award grants under the 2008 Plan, see the "Aggregate Past Grants Under the 2008 Performance Incentive Plan" table below.
The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2008 Plan. The 2008 Plan is the Company’s only equity compensation plan.
"Overhang" refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2008 Plan and that were then available for new award grants under the 2008 Plan as of October 1, 2017 and as of December 7, 2017. There were no outstanding stock options or stock appreciation rights outstanding under the 2008 Plan at either date. (In this 2008 Plan proposal, the number of shares of the Company’s common stock subject to full-value awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2008 Plan for counting these awards against the plan’s share limit as 2.41 shares for every share actually issued pursuant to the award.)

	October 1, 2017	December 7, 2017
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards) (1)	2,132,691	2,262,002
Shares subject to outstanding performance-based vesting restricted stock unit awards (at the targeted level of performance less amounts previously vested and settled) (2)	376,970	470,319
Shares subject to outstanding performance-based vesting restricted stock unit awards with vesting based upon achievement of a stock price over a 20-day period	750,000	750,000
Shares subject to outstanding stock options and stock appreciation rights (3)	—	—
Shares available for new award grants (based on target performance of performance-based vesting restricted stock units)	7,708,548	4,337,691

(1)
Excludes shares subject to outstanding restricted stock units assumed by the Company in connection with the acquisition of other companies of 650,813 at October 1, 2017 and 549,560 at December 7, 2017.

(2)
The actual payout under the awards could range from 0% up to a maximum (either 225% or 270%) of the original targeted level based on actual performance.  At the maximum level of performance, 1,326,230 shares remained subject to the awards as of October 1, 2017 and 1,715,232 shares remained subject to the awards as of December 7, 2017.

(3)
Excludes shares subject to outstanding stock options and stock appreciation rights assumed by the Company in connection with the acquisition of other companies of 307,057 (with a weighted average exercise price of $18.59 and a weighted average remaining term of 2.78 years) as of October 1, 2017 and 269,901 (with a weighted average exercise price of $18.44 and a weighted average remaining term of 2.43 years) as of December 7, 2017. There are no shares subject to outstanding stock options and stock appreciation rights in the 2008 Plan.

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Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

"Burn rate" refers to the number of shares that are subject to awards that the Company grants over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2008 Plan over the last three fiscal years are as follows:

		Grants
Fiscal year	Average Shares Outstanding (1)	Restricted Stock Awards and Units	Performance-Based Awards (2)	Total	Burn Rate
2015	95,225,335	1,329,660	402,880	1,732,540	1.8%
2016	108,906,285	1,255,506	1,290,616	2,546,122	2.3%
2017	115,675,960	1,573,666	202,601	1,776,267	1.5%
Average	106,602,527	1,386,277	632,032	2,018,310	1.9%

(1)	The average number of shares was calculated using the Company’s common stock issued and outstanding at the end of each fiscal quarter during the applicable fiscal year.

(2)
Potential payouts of performance-based vesting range from 0% to 270% based on actual performance other than 1,000,000 performance-based vesting restricted stock unit awards granted in fiscal year 2016 with vesting contingent on the Company achieving a series of stock price targets. Performance-based vesting awards have been included in the fiscal year in which the award was granted. For additional detail regarding whether and the extent to which the performance metrics applicable to these awards have been achieved in fiscal year 2015, fiscal year 2016, or fiscal year 2017, please see the discussion as to vesting of awards with performance-based vesting criteria included in the Compensation Discussion and Analysis Sections of this Proxy Statement and of the Company’s Proxy Statements for its Annual Meetings of Stockholders held in 2015 and 2016.

In fiscal year 2018 through December 7, 2017 (this period includes the Company's annual grant), the Company granted 1,570,645 shares, of which 1,245,490 were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and 325,155 were subject to performance-based vesting restricted stock unit awards with potential payouts ranging from 0% to 225% based on actual performance. These grants represented 1.3% of the 117,451,570 shares outstanding as of December 7, 2017.
For additional detail regarding whether and the extent to which the performance metrics applicable to these awards have been achieved in fiscal year 2015, fiscal year 2016, or fiscal year 2017, please see the discussion as to vesting of awards with performance-based vesting criteria included in the Compensation Discussion and Analysis Sections of this Proxy Statement and of the Company’s Proxy Statements for its Annual Meetings of Stockholders held in 2015 and 2016. The actual number of performance-based vesting restricted stock unit awards that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 308,181 in fiscal year 2015, 515,790 in fiscal year 2016, 827,925 in fiscal year 2017, and 342,597 to date (as of December 7, 2017) in fiscal year 2018.
The total number of shares of our common stock that were subject to awards granted under the 2008 Plan that terminated or expired, and thus became available for new award grants under the 2008 Plan in each of the last three fiscal years are as follows: 167,035 in fiscal year 2015, 186,104 in fiscal year 2016, and 82,644 in fiscal year 2017, In the preceding sentence, any shares subject to terminated or expired awards with performance-based vesting conditions have been included based on the target number of shares subject to the award.
The total number of shares of our common stock that were subject to awards granted under the 2008 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2008 Plan in each of the last three fiscal years are as follows: 713,953 in fiscal year 2015, 805,763 in fiscal year 2016, 103,565 in fiscal year 2017. Shares subject to 1987 Plan awards and 2008 Plan awards that terminated or expired, or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2008 Plan have been included when information is presented in this 2008 Plan proposal on the number of shares available for new award grants under the 2008 Plan.

Microsemi Corporation	62

Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

A rollforward of shares available for new award grants (based on target performance of performance-based vesting restricted stock units) between October 1, 2017 and December 7, 2017, is as follows:

Shares available for new award grants (based on target performance of performance-based vesting restricted stock units) at October 1, 2017		7,708,548
Fiscal year 2018 activity through December 7, 2017 of full-value awards
Grants of full-value awards	(1,570,645)
Terminated or expired full-value awards	45,904
Withheld to cover tax withholding obligations of full-value awards	126,045
	(1,398,696)
Full-value award ratio	2.41
	(3,370,857)	(3,370,857)
Shares available for new award grants (based on target performance of performance-based vesting restricted stock units) at December 7, 2017		4,337,691
Between October 1, 2017 and December 7, 2017, there was no activity related to stock options or stock appreciation rights.
The Compensation Committee anticipates that the 9,630,000 additional shares requested for the 2008 Plan (together with the shares available for new award grants under the 2008 Plan on the date of the Annual Meeting of Stockholders and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2008 Plan through approximately the end of fiscal year 2021, accommodating grants relating to the hiring, retention and promotion of employees and providing reasonable flexibility for acquisitions. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are awarded under the 2008 Plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.
The closing market price for a share of the Company’s common stock as of December 7, 2017 was $51.83 per share.
Aggregate Past Grants Under the 2008 Plan
As of December 7, 2017, awards covering 18,788,248 shares of our common stock had been granted under the 2008 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2008 Plan.) The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted stock vesting prior to that date, and option and unvested restricted stock holdings as of that date.

Microsemi Corporation	63

Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

	Stock Options and Stock Appreciation Rights				Restricted Stock / Units
			Number of Shares Underlying Options/SARs as of December 7, 2017
	Number of Shares Subject to Past Option/SAR Grants	Number of Shares Acquired On Exercise	Exercisable	Unexercisable	Number of Shares/ Units Subject to Past Awards	Number of Shares/Units Vested as of December 7, 2017	Number of Shares/Units Outstanding and Unvested as of December 7, 2017
Named Executive Officers:
James J. Peterson, Chairman of the Board and Chief Executive Officer	—	—	—	—	2,625,699	1,972,175	765,169
Paul H. Pickle President and Chief Operating Officer	12,520	2,520	—	—	62,796	560,904	112,289
John W. Hohener Executive Vice President, Chief Financial Officer & Treasurer	—	—	—	—	719,118	672,593	88,379
Steven G. Litchfield Executive Vice President, Chief Strategy Officer	—	—	—	—	681,216	627,421	98,472
David Goren Senior Vice President, Business Affairs, Legal, Compliance and Secretary	—	—	—	—	479,621	445,868	63,257
Total for All Current Executive Officers as a Group (6 persons):	12,520	2,520	—	—	5,371,289	4,467,237	1,176,959
Kimberly A. Alexy	—	—	—	—	8,747	8,747	—
Thomas R. Anderson	—	—	—	—	48,961	48,961	—
William E. Bendush	—	—	—	—	48,961	48,961	—
Richard M. Beyer	—	—	—	—	4,666	4,666	—
Paul F. Folino	—	—	—	—	48,961	48,961	—
William L. Healey	—	—	—	—	48,961	48,961	—
Dennis R. Leibel	—	—	—	—	72,517	72,517	—
Matthew E. Massengill	—	—	—	—	48,961	48,961	—
Total for all Current Non-Executive Directors as a Group (8 persons):	—	—	—	—	330,735	330,735	—
Each other person who has received 5% or more of the options, warrants or rights under the Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	538,655	218,920	—	—	12,535,049	9,246,160	2,305,362
Total	551,175	221,440	—	—	18,237,073	14,044,132	3,482,321
Mr. Peterson and each of the non-executive directors identified above is a nominee for re-election as a director at the Annual Meeting of Stockholders.

Microsemi Corporation	64

Proposal 4 – Approval of Amendment to the 2008 Performance Incentive Plan

Equity Compensation Plan Information
We currently maintain one equity compensation plan: the 2008 Plan, which has been approved by our stockholders. The following table sets forth certain information with respect to the 2008 Plan as of October 1, 2017.

Plan category	Number of share of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plan approved by stockholders	2,672,094	(1)	$—	7,708,548	(2)
Equity compensation plan not approved by stockholders	N/A		N/A	N/A
Total	2,672,094		$—	7,708,548

(1)
As of October 1, 2017, 1,545,124 shares of the Company’s common stock were subject to outstanding restricted stock unit awards, 750,000 shares were subject to outstanding performance-based vesting stock units with vesting contingent on the Company achieving a series of stock price targets, and 376,970 shares were subject to outstanding performance-based vesting stock units subject to other performance metrics. The 376,970 shares subject to performance-based vesting stock units subject to other performance metrics are reported at the target amount less amounts previously vested; at the maximum level of performance,1,715,232 shares remained subject to these awards. There were no stock options or stock appreciation rights outstanding under the 2008 Plan as of October 1, 2017. In accordance with applicable SEC rules, the table does not include (1) 587,567 shares subject to outstanding but unvested restricted stock awards and (2) equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of October 1, 2017, an additional 307,057 shares of the Company’s common stock were subject to outstanding stock options and stock appreciation rights assumed in connection with acquisitions of other companies (with a weighted average exercise price of $18.59) and 650,813 shares were subject to assumed restricted stock units.

(2)
All of these shares are available for future issuance under the 2008 Plan. The shares available for awards under the 2008 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2008 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

Vote Required
Our Board of Directors believes that the adoption of the proposed amendments to the 2008 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.
All members of our Board of Directors and all of the Company’s executive officers are eligible for awards under the 2008 Plan and thus have a personal interest in the approval of the 2008 Plan proposal.
Approval of this Proposal 4 requires the affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal.

☑	The Board of Directors recommends a vote FOR the approval of the amendment to the 2008 Performance Incentive Plan.

Microsemi Corporation	65

Audit Matters

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended October 1, 2017, has been selected by our Audit Committee to serve in that same capacity for the current fiscal year.
Audit and Non-Audit Fees

The following table shows fees for professional services provided by PricewaterhouseCoopers LLP for fiscal years 2017 and 2016.

Description of Professional Services	Fiscal Year 2017	Fiscal Year 2016
Audit Fees – professional services rendered for the audits of our annual financial statements in our Forms 10-K, the reviews of the quarterly financial statements in our Forms 10-Q, and Sarbanes-Oxley testing	$3,441,702	$3,777,485
Audit-Related Fees – assurance and related services reasonably related to the performance of the audit or review of our financial statements (1)	—	716,360
Tax Fees – professional services rendered for domestic and international tax compliance, tax advice and planning (2)	3,031,828	2,680,595
Total Fees	$6,473,530	$7,174,440

(1)
Audit-related fees for fiscal year 2017 consisted of professional services for an audit of carve-out financial statements and consent, comfort letter and review procedures for a registration statement and an offering memorandum.

(2)
Tax fees for fiscal year 2017 consisted of $1,654,479 for tax compliance and $1,377,349 for tax advice and planning. Tax fees for fiscal year 2016 consisted of $966,184 for tax compliance and $1,714,411 for tax advice and planning.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that PricewaterhouseCoopers LLP seeks pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. Pursuant to regulations of the SEC, all of the Audit-Related Fees and Tax Fees billed by PricewaterhouseCoopers during fiscal year 2017 and fiscal year 2016 were approved by the Audit Committee. The Audit Committee’s approval policy also permits the Audit Committee Chairman to pre-approve services in between Audit Committee meetings.

Microsemi Corporation	66

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended October 1, 2017. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
Report of the Audit Committee
As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. The Audit Committee is solely responsible for engaging the independent registered public accounting firm on behalf of the Company to provide any audit and non-audit services. We have approved an engagement agreement with PricewaterhouseCoopers LLP, the independent registered public accounting firm. The engagement agreement establishes certain particular services that are required of the independent registered public accounting firm. The engagement agreement further requires the independent registered public accounting firm to inform the Audit Committee of each particular other service they will render, and in each instance these other particular services are subject to prior review and approval of the Audit Committee. We have not delegated, and will not delegate, this responsibility to the Company’s management.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
During fiscal year 2017, we met and held discussions with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and PricewaterhouseCoopers LLP. We have reviewed and discussed the audited financial statements and systems of internal controls and procedures with management. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Audit Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and have discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions of the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC.
AUDIT COMMITTEE
Thomas R. Anderson (Chairman)
William E. Bendush
William L. Healey
Dennis R. Leibel

Microsemi Corporation	67

Proposal 5 – Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1983. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2018. We are not required to submit the appointment of PricewaterhouseCoopers LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our stockholders. If our stockholders do not ratify this appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. In addition, even if our stockholders ratify the appointment of the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.
Before making its decision to appoint PricewaterhouseCoopers LLP, the Audit Committee carefully considered the firm’s qualifications as our independent registered public accounting firm, which included a review of its overall performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with PricewaterhouseCoopers LLP in all these respects.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.

☑	The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2018.

Microsemi Corporation	68

Additional Information

Transactions with Related Persons

Certain Transactions with Related Persons
There were no transactions during fiscal year 2017, nor are there any currently-proposed transactions, in which we were, are or will be a participant, the aggregate amount involved exceeds $120,000 and a related person, as defined by applicable rules of the SEC, has or will have a direct or indirect material interest.
Policies and Procedures for Approval of Related Person Transactions
The Audit Committee’s charter states that the Audit Committee shall review all proposed related party transactions. In determining whether to approve or reject a related person transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this proxy statement any late filings during fiscal year 2017. To our knowledge, based solely on our review of the copies of Section 16(a) forms required to be furnished to us with respect to fiscal year 2017 and any written representations that no other reports were required, all of these reports were timely filed during fiscal year 2017 except for one late filing on Form 4, with respect to two transactions, for Frederick C. Goerner.
Delivery of Documents to Stockholders Sharing an Address

In accordance with the rules of the SEC, we are delivering only one Notice or, if applicable, one proxy statement and annual report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you are a stockholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials, or if you desire to notify us that you wish to receive a separate copy of the proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Investor Relations, Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
If a broker, bank, trustee or other nominee holds your Microsemi shares, please contact your broker, bank, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies by revoking your consent to householding.

Microsemi Corporation	69

Additional Information

Annual Report

Our Annual Report on Form 10-K for fiscal year 2017 has been mailed or otherwise provided to stockholders concurrently with this proxy statement. We will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2017 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:
Investor Relations
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
This proxy statement and our Annual Report on Form 10-K are also available at our website at http://www.microsemi.com or at the SEC's website at http://www.sec.gov.

Microsemi Corporation	70

Additional Information

Other Matters

Our Board of Directors is not aware of any matter, other than the matters set forth herein, which will be presented for action at the Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote all proxies received on such other matters in accordance with the interests of the Company, in the discretion of the person or persons voting the proxies or consistent with any instructions given to such persons by our Board of Directors, in its discretion. In addition, the enclosed proxy is intended to include discretionary authority to vote for approval of minutes of the prior meeting without ratifying the actions taken at such meeting, the disposition of any matters incident to the conduct of the Annual Meeting of Stockholders, including but not limited to any adjournments or postponements, and, if a bona fide director nominee named herein is unable to serve or for good cause will not serve on the Board, for the election of any other person who may be nominated.
All stockholders are urged to complete, sign, date and promptly return the enclosed proxy card or voting instruction form, if such stockholder received a printed set of proxy materials, or to submit your proxy or voting instructions promptly via Internet or by telephone (if available).

By Order of the Board of Directors,
/s/ David Goren
Aliso Viejo, California	David Goren
December 20, 2017	Secretary

Microsemi Corporation	71

Appendix A

Selected GAAP & Non-GAAP Financial Measures
(in millions, except for percentages and per share amounts)

	Fiscal Year Ended
	October 1, 2017	October 2, 2016
Net sales	$1,811.8	$1,655.0

Selected GAAP Financial Measures
Gross profit	$1,157.5	$937.1
Gross margin	63.9%	56.6%
Operating income	$270.3	$53.7
Operating margin	14.9%	3.2%
Net income (loss)	$176.3	$(32.6)
Diluted earnings (loss) per share	$1.51	$(0.31)

Selected Non-GAAP Financial Measures (unaudited)
Gross profit	$1,159.6	$1,007.3
Gross margin	64.0%	60.9%
Operating income	$578.2	$462.2
Operating margin	31.9%	27.9%
Net income	$450.3	$332.8
Diluted earnings per share	$3.85	$3.05

Appendix A

Schedule Reconciling Selected Non-GAAP Financial Measures
(in millions, except for per share amounts)

	Fiscal Year Ended
	October 1, 2017	October 2, 2016
GAAP gross profit	$1,157.5	$937.1
Manufacturing profit in acquired inventory (1)	2.1	66.2
Inventory write-offs from restructuring activities (1)	—	4.0
Non-GAAP gross profit (unaudited)	$1,159.6	$1,007.3

GAAP operating income	$270.3	$53.7
Adjustments to GAAP gross profit	2.1	70.2
Restructuring, severance, facilities and other special charges (1)	23.4	58.5
Facility consolidation and equipment charges (1)	—	2.4
Amortization of intangible assets (2)	191.7	161.2
Stock based compensation (3)	89.0	84.8
Acquisition and divestiture related costs (4)	1.7	31.4
Non-GAAP operating income (unaudited)	$578.2	$462.2

GAAP net income (loss)	$176.3	$(32.6)
Adjustments to GAAP gross profit and operating income	307.9	408.5
(Gain) loss on divestitures (4)	1.2	(125.5)
Credit facility issuance and debt extinguishment cost (5)	41.3	100.5
Gain from facility sale (1)	(3.1)	—
Fair value change in foreign tax liabilities (6)	3.4	2.9
Income tax effect on non-GAAP adjustments (7)	(76.7)	(21.0)
Non-GAAP net income (unaudited)	$450.3	$332.8

GAAP diluted earnings (loss) per share	$1.51	$(0.31)
Effect of non-GAAP adjustments on diluted earnings per share	$2.34	$3.36
Non-GAAP diluted earnings per share (unaudited)	$3.85	$3.05

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	117.1	109.3

Operating cash flow	$474.7	274.6
Payments for capital expenditures	(54.7)	(48.8)
Free cash flow (8)	$420.0	$225.8

Appendix A

Notes on Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company's financial performance highlights include non-GAAP financial measures which are adjusted for the items listed in the footnotes below. Management reports the following non-GAAP financial measures:

•	non-GAAP gross profit and gross margin;

•	non-GAAP operating income and operating margin;

•	non-GAAP net income and diluted earnings per share; and

•	free cash flow.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Management believes it is useful to provide these non-GAAP financial measures and a reconciliation to comparable GAAP financial measures as we believe they enhance an investor's overall understanding of our financial performance and future prospects by being more reflective of our core operational activities and more comparable with our results over various periods. By disclosing non-GAAP financial measures, management intends to provide investors with an alternate measure to evaluate and compare Microsemi's operating results and trends for the periods presented. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. The items reconciling non-GAAP financial measures to GAAP financial measures and additional comments and the usefulness of each item are set forth below:

(1)
Manufacturing profit in acquired inventory results from purchase accounting entries to increase the value of inventory acquired to its fair value. As the acquired inventory is sold, the associated manufacturing profit in acquired inventory increases cost of goods sold and reduces gross profit. Management believes it is useful to exclude manufacturing profit in acquired inventory as it does not reflect continuing operations of acquired entities and to facilitate comparability of gross profit between periods. In addition, management excludes the impact of manufacturing profit in acquired inventory in internal measurements of gross profit.

In Microsemi’s effort to streamline our product lines and strategic focus, as well as integrate product lines from acquisitions, we have periodically exited or deemphasized several areas which has improved operating expense from various cost reductions. We periodically evaluate the profitability of our various offerings. Should the actual or expected profitability fall below an acceptable threshold, we may decide to stop offering a product, in part to reallocate manufacturing, operations, engineering, sales and support resources to products we expect to generate greater returns. We believe that for many of these products, market dynamics dictate that price is the primary differentiator rather than our value-added core competencies of power, reliability, security and performance.
Restructuring, severance, facilities and other special charges consist of severance and other costs related to the consolidation of operations and strategic discontinuation of products. Other special charges also include gains or losses on litigation, net of settlement costs, primarily related to acquisition-related matters.
Related to the streamlining of our operations, we also recorded charges and gains related to facility consolidation and equipment on both leased and owned properties and engineering equipment for development projects we are no longer pursuing. Facilities consisted of manufacturing sites, as well as sales, engineering and administrative space.
As the operations and products referred to above are not expected to have a continuing contribution to operations or they are expected to have a diminishing contribution during the transition phase, management believes excluding such items from Microsemi's operations is useful to investors as it provides a means of evaluating Microsemi's on-going operations. Management believes that utilizing non-GAAP financial measures that exclude these items is useful in providing an alternate measure to evaluate core operating activities and management excludes these items in its evaluation of operations and for strategic decision making, forecasting future results and evaluating current performance.

Appendix A

(2)
Amortization of acquisition related intangible assets is excluded from internal analysis of Microsemi's operations and management does not view this non-cash expense as reflective of the business' current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by purchase accounting factors.

(3)
Stock based compensation is excluded by management when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by different methodologies and subjective assumptions used in the valuation of equity awards across different companies.

(4)
In accordance with business combination and other relevant accounting guidance, we expense acquisition and divestiture costs as incurred and recognize gains on divestitures upon consummation of the transaction. During the first quarter of 2017, we reduced the $125.5 million gain recognized from our third quarter 2016 divestitures by $1.2 million. Management excludes these expenses and gains when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude this item is useful in providing an alternate measure that excludes the variability caused by purchase accounting factors.

(5)
Credit facility issuance and debt extinguishment costs have been excluded as they are discrete charges we incurred to issue our credit facility. Management excludes these expenses from internal measurements of credit facility interest rates and in evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude these items is useful in providing an alternate measure that is reflective of the ongoing characteristics of the amended credit facility.

(6)
These amounts represent the foreign exchange effect on non-current foreign tax liabilities recorded for possible assessments by tax authorities. Changes in foreign exchange rates are a non-cash impact to these liabilities that management excludes from internal measurements and from forecasting future results and are not viewed by management as being reflective of the business' ongoing tax position.

(7)
The tax effect of non-GAAP adjustments represents the difference in the provision for income taxes that resulted from non-GAAP adjustments to pretax income and also certain acquisition related and nondeductible stock based compensation items, and non-cash valuation allowance charges and releases related to deferred tax assets. These amounts are excluded as non-GAAP adjustments as the restructuring activities and acquisitions are not viewed by management as being reflective of the business' ongoing tax position.

(8)
Free cash flow is a non-GAAP financial measure defined as operating cash flow less cash paid for capital expenditures. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after our capital expenditures, which can then be used for strategic opportunities including, among others, investing in Microsemi’s business, making strategic acquisitions, reducing debt principal and strengthening the balance sheet. Management uses free cash flow as a supplemental measure to the net change in cash and cash equivalents as presented in Microsemi’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Appendix B

MICROSEMI CORPORATION
2008 PERFORMANCE INCENTIVE PLAN

1.    PURPOSE OF PLAN
The purpose of this Microsemi Corporation 2008 Performance Incentive Plan (this "Plan") of Microsemi Corporation, a Delaware corporation (the "Corporation"), is to promote the success of the Corporation and the interests of the Corporation’s stockholders by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2.    ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "Eligible Person" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a "participant") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "Board" means the Board of Directors of the Corporation.
3.    PLAN ADMINISTRATION

3.1
The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "Administrator" means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2
Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

Appendix B

(b)
grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)
construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)
accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)
adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)
determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to grant the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)
determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any of the actions contemplated by Section 7.2 in connection with the occurrence of an event of the type contemplated by Section 7.2;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange

Appendix B

for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3
Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4
Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1
Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, "Common Stock" shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the "Share Limit") is 51,422,949.
Shares issued in respect of any "Full-Value Award" granted under this Plan shall be counted against the foregoing Share Limit as 2.41 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 241 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a "Full-Value Award" means any award under this Plan that is not a stock option grant or a stock appreciation right grant.
The following limits also apply with respect to awards granted under this Plan:

(a)
The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is equal to the Share Limit as in effect from time to time.

Appendix B

(b)
The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual under this Plan is 1,000,000 shares.

(c)
Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.2(c). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $400,000; provided that this limit is $600,000 as to (1) a non-employee director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.2(c), a "non-employee director" is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.2(c), "grant date fair value" means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.2(c) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its subsidiaries. The limits of this Section 4.2(c) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

(d)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.
Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3
Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in Section 4.3.1 below, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

4.3.1    Settlement of Stock Options and Stock Appreciation Rights. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall not be available for subsequent awards under this Plan. To the extent that shares are delivered pursuant to the exercise of any stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. For purposes of clarity, if such a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.
4.3.2    Settlement of Full Value Awards. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan, provided that any one share so exchanged or withheld in connection with

Appendix B

any Full-Value Award shall be credited as 2.41 shares when determining the number of shares that shall again become available for subsequent awards under this Plan if, upon grant, the shares underlying the related Full-Value Award were counted as 2.41 shares against the Share Limit.
4.3.3    Awards Not Settled in Common Stock. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.
4.3.4    Dividend Equivalent Rights. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit, but shall not be counted against any individual award limit under this Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 241 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit).
Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4
No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.    AWARDS

5.1
Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "ISO") or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number

Appendix B

of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.
5.1.3    Stock Appreciation Rights. A stock appreciation right or "SAR" is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the "base price" of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.
5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied.

5.2
Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs also may be, granted as awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code is referred to as a "Qualified Performance-Based Award." An option or SAR intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code is referred to as a "Qualifying Option or SAR." The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend (or, in the case of Qualifying Option or SAR, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to all of the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in

Appendix B

this Plan, however, requires the Administrator to qualify any award or compensation as "performance-based compensation" under Section 162(m) of the Code.
5.2.1    Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).
5.2.2    Performance Goals. The specific performance goals for Qualified Performance-Based Awards shall be, on an absolute or relative basis, established based on one or more of the following business criteria ("Business Criteria") as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, sales orders, or any combination thereof. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals ("targets") must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.
5.2.3    Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.
5.2.4    Certification of Payment. Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.
5.2.5    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the

Appendix B

Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.2.6    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3
Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an "award agreement"), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.4
Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5
Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•
subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6
Definition of Fair Market Value. For purposes of this Plan, "fair market value" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the "Market") for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding

Appendix B

day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
5.7    Transfer Restrictions.
5.7.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.7.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
5.7.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)
the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)
the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.8
International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so

Appendix B

granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law.
6.    EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1
General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2
Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, as except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3
Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.    ADJUSTMENTS; ACCELERATION

7.1
Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation

Appendix B

as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.
It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and as to Qualified Performance-Based Awards) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2
Corporate Transactions - Assumption and Termination of Awards. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made a provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested,     all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.
The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.
In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the

Appendix B

generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3
Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.    OTHER PROVISIONS

8.1
Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2
No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3
No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4
Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the

Appendix B

holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)
The Corporation or one of its Subsidiaries shall have the right to     require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)
The Corporation or one of its Subsidiaries shall have the right to     deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(c)
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Unless otherwise provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law to the extent the Corporation determines that withholding at a greater level would result in an award otherwise classified as an equity award under ASC Topic 718 (or any successor thereto) being classified as a liability award under ASC Topic 718 (or such successor).

8.6    Effective Date, Termination and Suspension, Amendments.
8.6.1    Effective Date. This Plan is effective as of December 20, 2007, the date of its initial approval by the Board (the "Effective Date"). Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on December 7, 2027. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3    Stockholder Approval. To the extent then required by applicable law, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

Appendix B

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7
Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8    Governing Law; Construction; Severability.
8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.
8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10
Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards shall reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11
Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12
No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or

Appendix B

any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation) or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13
Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14
Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Microsemi
Power Matters.™

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting of Stockholders Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees, FOR Proposals 2, 4 and 5, and 1 YEAR on Proposal 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James J. Peterson	☐	☐	☐	02 - Dennis R. Leibel	☐	☐	☐	03 - Kimberly E. Alexy	☐	☐	☐
04 - Thomas R. Anderson	☐	☐	☐	05 - William E. Bendush	☐	☐	☐	06 - Richard M. Beyer	☐	☐	☐
07 - Paul F. Folino	☐	☐	☐	08 - William L. Healey	☐	☐	☐	09 - Matthew E. Massengill	☐	☐	☐

+

	For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐
4. Approval of Amendment to the Microsemi Corporation 2008 Performance Incentive Plan	☐	☐	☐

	For	Against	Abstain
5. Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Microsemi
Power Matters.™

Proxy — Microsemi Corporation

Notice of Annual Meeting of Stockholders

One Enterprise, Aliso Viejo, California 92656
Proxy Solicited by Board of Directors for Annual Meeting – February 13, 2018

The undersigned hereby appoints James J. Peterson and John W. Hohener, and each of them, as Proxies, each with the power of substitution, and hereby authorizes either of them to represent and vote the shares of Microsemi Corporation held by the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Microsemi Corporation to be held on February 13, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If no such directions are indicated, this proxy will be voted FOR all director nominees, FOR Proposals 2, 4 and 5, and 1 YEAR on Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)